Exhibit 10.6

ASSET PURCHASE AND SALE AGREEMENT

By and Between

Jones Energy Holdings, LLC,

a Delaware limited liability company (the “Purchaser”),

and

Southridge Energy, LLC,

a Texas limited liability company (the “Seller”)

Dated as of April 12, 2011

ASSET PURCHASE AND SALE AGREEMENT

CONTENTS

ARTICLE 1
INTENT, STRUCTURE OF AGREEMENT
AND DEFINITION OF TERMS

1.1	Intent and Structure of Agreement	1
1.2	Defined Terms	1
1.3	References and Titles	11

ARTICLE 2
PURCHASE AND SALE

2.1	Assignment	12
2.2	Purchase Price	12
2.3	Adjustments to Purchase Price	12
2.4	Purchase Price Adjustment Statement	13
2.5	Final Settlement	13
2.6	Allocation of Purchase Price	13

ARTICLE 3
CLOSING

3.1	Closing Date	14
3.2	Actions at Closing	14
3.3	Remedies for Failure to Close	14

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Certain Representations, Warranties and Covenants of Seller	15

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1	Representations and Warranties of Purchaser	23

ARTICLE 6
DUE DILIGENCE AND TITLE EXAMINATION

6.1	Due Diligence	25
6.2	Title Matters	25
6.3	Adjustments to Purchase Price for Title Defects	27

i

6.4	Poolings and Communitizations	28
6.5	Consents to Assignment and Preferential Rights to Purchase	29
6.6	Environmental Defects and Adjustments to Purchase Price	29
6.7	Purchaser Indemnification	32

ARTICLE 7
COVENANTS
7.1	Certain Covenants of Seller	33
7.2	Conduct of Business Prior to Closing	34
7.3	Suspense Accounts	35
7.4	Non-Consent Election	35
7.5	Consents and Approvals	36
7.6	Casualty Loss	36
7.7	Confidentiality	37
7.8	Non-Competition Agreement	37
7.9	Imbalances	38
7.10	Successor Operator	38
7.11	Tax Matters	38
7.12	Certain Restrictions	39
7.13	Abandoned Wells	40

ARTICLE 8
CONDITIONS TO CLOSING

8.1	Conditions to Obligations of Purchaser	40
8.2	Conditions to Obligations of Seller	42

ARTICLE 9
POST-CLOSING OBLIGATIONS; SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION
9.1	Receipts	43
9.2	Expenses	43
9.3	Assumed Obligations	43
9.4	Survival	44
9.5	Seller’s Indemnification Obligations	45
9.6	Purchaser’s Indemnification Obligations	45
9.7	Net Amounts	46
9.8	Tax Treatment	46
9.9	Indemnification Proceedings	46
9.10	Indemnification Exclusive Remedy	47
9.11	Limited to Actual Damages	47
9.12	Indemnification Despite Negligence	47
9.13	Limited Survivability	47

ARTICLE 10
DISPUTES

10.1	Dispute Resolution	47
10.2	Negotiation between Executives	48
10.3	Mediation	48
10.4	Litigation	48
10.5	Choice of Forum and Venue	48
10.6	Waiver of Jury Trial	48
10.7	Provisional Remedies	49
10.8	Tolling Statute of Limitations	49
10.9	Performance to Continue	49
10.10	Exclusive Remedies In Failure to Close	49

ARTICLE 11
TERMINATION, AMENDMENT AND WAIVER

11.1	Termination	49
11.2	Effect of Termination	50
11.3	Amendment	50
11.4	Waiver	50

ARTICLE 12
MISCELLANEOUS

12.1	Expenses	50
12.2	Further Assurances	51
12.3	Binding Agreement; Assignment; Parties in Interest	51
12.4	Notices	51
12.5	Publicity	52
12.6	Exhibits and Schedules	52
12.7	Entire Agreement; Amendments; Waivers	52
12.8	Severability	52
12.9	Counterparts	52
12.10	Mutual Waiver of Certain Remedies	53
12.11	Preparation of Agreement	53

EXHIBITS AND SCHEDULES

Exhibits	Topic

A-1 (i)	Properties — Producing Properties
A-1 (ii)	Properties — Equipment
A-2	Represented Interests
A-3	Allocated Values
A-4	Excluded Assets
A-5	Undeveloped Properties
B	Form of Assignment and Bill of Sale
C	Non-Competition Area
D	Amendment between Atoka Midstream LLC and Pablo Energy II, LLC

Schedules	Topic

1.2	Permitted Encumbrances
3.3(c)	Purchaser Hedges
4.1(f)	Approvals
4.1(h)	Pending or Threatened Investigations/Review by Governmental Entities
4.1(j)	Environmental Laws
4.1(k)(i)	Exceptions to Contracts
4.1(k)(ii)	Contracts
4.1(l)	Commitments or Proposals
4.1(m)	Production Sales Contracts
4.1(n)	Exceptions to Payment of Expenses and Royalties
4.1(o)	Prepayments; Imbalances
4.1(p)	Fees and Commissions
4.1(r)	Exceptions to Oil and Gas Operations
4.1(v)	Consents and Preferential Purchase Rights
4.1(w)	Bonds
4.1(x)	AMI and Farmout Obligations
7.2(a)(iv)	Permitted Agreements
7.3	Suspended Funds
7.13	Abandoned Wells

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of the 12th day of April, 2011, by and between, Jones Energy Holdings, LLC, a Delaware limited liability company (the “Purchaser”), and Southridge Energy, LLC, a Texas limited liability company (the “Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns undivided leasehold working interests in and to certain Producing Properties (as hereinafter defined); and

WHEREAS, Seller owns the Undeveloped Properties (as hereinafter defined); and

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller (a) all of Seller’s interest in the Producing Properties and (b) fifty percent (50%) of Seller’s right, title and interest in and to the Undeveloped Properties, for the consideration and upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Seller and Purchaser have entered into the Farmout Acquisition Agreement (as hereinafter defined); and

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
INTENT, STRUCTURE OF AGREEMENT
AND DEFINITION OF TERMS

1.1                               Intent and Structure of Agreement.  It is the intent of the parties that, for the consideration set forth herein, Purchaser acquire the Assets.  In consideration of the transaction contemplated by this Agreement, Purchaser shall pay to Seller at the Closing cash in the amount specified in Section 2.2.  The Purchase Price, as adjusted pursuant to Article 2, is herein referred to as the “Adjusted Purchase Price.”

1.2                               Defined Terms.  Unless the context otherwise requires, the following terms used in this Agreement shall have the meanings assigned to them in this Section 1.2 or in the Sections referred to below:

“Abandoned Well” shall have the meaning set forth in Section 7.13.

“Adjustment Period” shall have the meaning set forth in Section 2.3.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  “Control” means ownership of fifty percent (50%) or more of the voting interest (stock or otherwise) of such Person.

“Aggregate Environmental Defect Threshold” shall have the meaning set forth in Section 6.6(a)(ii).

“Allocated Value” means the allocated value of each Producing Property as shown on Exhibit A-3.  Purchaser shall prepare the allocated value data on Exhibit A-3 and shall present Exhibit A-3 to Seller for its review and approval.

“Alternative Transaction” shall have the meaning set forth in the Exclusivity Letter.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Arkoma Woodford” means the full and entire Woodford Formation, or its stratigraphic equivalent, as found between the depths of 8,008 and 8,180 on the Schlumberger Litho Density/Compensated Neutron Log, conducted on June 29, 2006 in the Pablo-operated Denson 1H-15 (API# 35-029-20744) having a surface location approximately 660 feet from the north line and 1,520 from the west line of Section 15, Township 1 North, Range 10 East in Coal County, Oklahoma.

“Assets” means all of Seller’s right, title and interest in and to the following:

(i)                                     the Producing Properties;

(ii)                                  an undivided fifty percent (50%) of Seller’s interest in the Undeveloped Properties (together with the Producing Properties, the “Properties”);

(iii)                               all of the following items insofar as they cover and include the Producing Properties and an undivided fifty percent (50%) of the following items insofar as they cover and include the Undeveloped Properties:

a.                                      the Contracts;

b.                                      all surface fee interests, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights or interests appurtenant to, and used or held for use in connection with, the Properties;

c.                                       all equipment, machinery, fixtures and other tangible personal property and improvements located on the Properties or used or held for use in connection with the operation of the Properties or the production of oil or gas from the Properties;

d.                                      the materials and equipment inventory, if any, used or held for use by Seller with respect to the Properties;

e.                                       all Hydrocarbons within, produced from or attributable to the Properties;

f.                                        the Property Records;

g.                                       to the extent transferable, any federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor, in each case with respect to the Assets;

h.                                      to the extent assignable, all right to indemnities and releases from third Persons relating to the Assets and, to the extent not assignable, the benefit of such indemnities and releases; and

i.                                          to the extent transferable, all other assets, properties or rights of every kind and description, whether real, personal or mixed, tangible or intangible, that are owned, licensed or otherwise held or used by Seller related to the Properties; and

(iv)                              for the avoidance of doubt, the Assets shall not include the Excluded Assets.

“Assignment” means the Assignment and Bill of Sale to be entered into by the parties hereto, which shall be in the form attached hereto as Exhibit B.

“Assumed Obligations” shall have the meaning set forth in Section 9.3.

“Citibank Lien” means that certain Loan Agreement, dated as of May 31, 2007, as amended, from Southridge Energy, LLC, as successor in interest to Pablo Energy II, LLC, to Citibank, N.A., in its capacity as administrative agent thereunder and successor in interest to Great Plains Ag Credit, PCA, as well as any existing Mortgage, Security Agreement, Financing Statement and Assignment of Proceeds of Sale of Production, as the same may be amended, which has been entered into pursuant to the Loan Agreement.

“Closing” and “Closing Date” shall have the meanings given to such terms in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder by the Treasury Department of the United States.

“Consultant” shall have the meaning set forth in Section 6.6(b).

“Contracts” means any and all existing operating agreements, unit agreements, gas purchase and sales contracts, oil sales contracts, gas transportation and processing contracts,

farmin agreements, farmout agreements, exploration agreements, leasehold acquisition agreements (including associated area of mutual interest rights and provisions), pooling orders (including any associated agreements among parties to such orders) and all other agreements (i) to the extent related to or associated with the Properties, and (ii) customary in the oil and gas exploration, development, production or extraction business or in the business of processing and/or marketing of hydrocarbons produced therefrom, including, without limitation, those set forth in Schedules 4.1(k)(i) and 4.1(k)(ii).  For the avoidance of doubt, the Contracts shall not include any agreements effecting Hedging Transactions.

“Cure Period” shall have the meaning set forth in Section 6.3.(b).

“Defect Threshold” means, for the Producing Properties taken as a whole, Title Defects asserted by Purchaser that adversely affect the Producing Properties by an aggregate amount equal to or in excess of one percent (1%) of the Allocated Value of the Producing Properties taken as a whole.

“Defensible Title” to a Property means such title and right of Seller to those Hydrocarbons produced from the Arkoma Woodford play that, subject to and except for the Permitted Encumbrances:

(i)                                     Entitles Seller to receive not less than the net revenue interest (“Net Revenue Interest”) set forth for each Property (e.g., well interest, unit interest or leasehold interest, as applicable) on Exhibit A-2, subject to the limitations as to depths or formations, if any, set forth in Exhibit A-1;

(ii)                                  Obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of oil and gas from each Property (e.g., well interest, unit interest or leasehold interest, as applicable) in an amount not greater than the working interest (“Working Interest”) therefore as set forth in Exhibit A-2 without a corresponding increase in the Net Revenue Interest for such Property; and

(iii)                               Is free and clear of encumbrances, liens and defects (including the lack of sufficient surface rights to access the Properties) that would create an impairment of use and enjoyment of or loss of interest in the affected Property.

“Effective Date” means 12:01 a.m. on December 1, 2010.

“Environmental Laws” shall have the meaning set forth in Section 4.1(j).

“Environmental Claims” shall have the meaning set forth in Section 4.1(j)(ii).

“Environmental Cure Period” shall have the meaning set forth in Section 6.6(a)(iii).

“Environmental Defect” means a violation of applicable Environmental Laws or condition involving Hazardous Substances that presently exists on a Property that requires reporting to a governmental authority, investigation, removal, remediation, restoration or correction under Environmental Laws or any contract or agreement relating to the environmental condition of the Property or the operation thereof.

“Environmental Defect Notice” shall have the meaning set forth in Section 6.6(a).

“Examination Period” shall have the meaning set forth in Section 6.1(a).

“Excluded Assets” means the Pontotoc Interest, the Payne Properties, any interests excluded by either party hereto pursuant to Sections 6.3(c) or 6.6(c), or reconveyed to Seller pursuant to Section 6.4, as the case may be, all rights to severance tax refunds for severance taxes paid prior to the Effective Date, all rights to recoup income overpaid to interest owners prior to the Effective Date, including but not limited to all rights to recoup the amounts set forth on Exhibit A-4, and any other assets described on Exhibit A-4.

“Exclusivity Letter” means that certain letter agreement dated February 17, 2011, by and between Purchaser and Seller.

“Farmout Acquisition Agreement” means that certain Farmout Acquisition Agreement of even date herewith between Purchaser and Seller.

“Farmout Agreement” means that certain Farmout Agreement to be entered into by and between Purchaser and Seller pursuant to the terms and conditions of the Farmout Acquisition Agreement.

“Final Settlement Date” shall have the meaning set forth in Section 2.7(a).

“Final Settlement Period” shall have the meaning set forth in Section 2.7(a).

“Final Settlement Price” shall have the meaning set forth in Section 2.7(a).

“Final Statement” shall have the meaning set forth in Section 2.7(a).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

“Hazardous Substances” means any “hazardous waste,” “hazardous substance,” “extremely hazardous substance,” “toxic chemical,” “hazardous chemical,” “toxic pollutants,” “contaminants,” “chemical,” “chemical substance,” “exploration and production wastes” or “asbestos,” as such terms are defined in any of the Environmental Laws, or related substances, in such quantities or concentrations as are regulated by such Environmental Laws or other Applicable Laws, or which may be declared to constitute a material threat to human health or to the environment.

“Hedging Transaction” means any futures, hedge, swap collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including hydrocarbons, interest rates, or currencies.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons or any combination thereof.

“Imbalance” or “Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to oil or gas produced from or allocated to the Producing Properties, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.

“Indemnifying Party” and “Indemnified Parties” have the meanings as set forth in Section 9.5.

“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 6.6(a)(i).

“Interim Period” means the time between the Effective Date and the Closing Date.

“Knowledge” of a specified Person (or similar references to a Person’s knowledge) means all information actually or constructively known to (a) in the case of a Person who is an individual, such Person, or (b) in the case of a Person which is corporation or other entity, an executive officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment by such Person.  A Person has “constructive knowledge” of those matters which the individual involved could reasonably be expected to have as a result of undertaking an investigation of such a scope and extent as a reasonably prudent man would undertake concerning the particular subject matter.

“Leases” means the oil, gas or other Hydrocarbon leases (and any other rights to Hydrocarbons and other minerals in place) that are part of the Properties.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Material Adverse Effect” means any detrimental change, development, or effect (individually or in the aggregate) on the ownership, operation or value of the Properties, as currently operated, that (a) is or is likely to be material to the ownership, operation or value of the Properties, taken as a whole, for purposes of determining whether the conditions to Closing have been satisfied or (b) exceeds five percent (5%) of the Purchase Price in value for all other purposes under this Agreement; provided, however, that the following shall not be deemed to constitute, create or cause a Material Adverse Affect: any changes, circumstances or effects (i) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, and that result from international, national, regional, state or local economic conditions; from changes in laws, rules or regulations applicable to Seller or the Properties or from other general economic conditions, facts or circumstances that are not subject to the control of Seller; or (ii) that result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including, without limitation, the occurrence of one or more terrorist attacks.

“Mowdy #1 SWD Well” means the Mowdy No. 1 salt water disposal well (API# 35-029-20060-A) described on Exhibit A-1(i) and having a surface location within Section 6, Township 1 South, Range 10 East in Coal County, Oklahoma.

“Net Revenue Interest” shall have the meaning set forth in this Section 1.2 within the definition of Defensible Title.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and in compliance in all material respects with Applicable Laws.

“Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the articles of organization and regulations of a limited liability company; and (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a partnership (limited or general), corporation, association, joint stock company, trust, joint venture or limited liability company; and (vi) any amendment to the foregoing.

“Payne Properties” means Sections 35 and 36, Township 1 North, Range 9 East and Section 32, Township 1 North, Range 10 East, all in Coal County, Oklahoma.

“Permitted Encumbrances” means:

(i)                                                                                     Liens for taxes which are not yet delinquent or which are being contested in good faith and for which adequate reserves have been established in each case as specifically set forth in Schedule 1.2;

(ii)                                                                                  Normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Producing Properties, which obligations are not yet due and pursuant to which Seller is not in default;

(iii)                                                                               Mechanic’s and materialman’s Liens relating to the Producing Properties, which obligations are not yet due and pursuant to which Seller is not in default;

(iv)                                                                              Liens in the Ordinary Course of Business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease the Net Revenue Interest, increase the Working Interest (without a proportionate increase in the Net Revenue Interest) and affect the value of any property encumbered thereby by less than TEN THOUSAND Dollars ($10,000);

(v)                                 All approvals required to be obtained from Governmental Entities that are lessors under leases forming a part of the Properties (or who administer such leases on behalf of such lessors) which are customarily obtained post-closing;

(vi)                              Subject to compliance with Sections 6.5 and 7.5, the preferential rights to purchase any of the Producing Properties and consents to assignment listed on Schedule 4.1(v);

(vii)                           Conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights;

(viii)                        Lessors’ royalties, overriding royalties; other royalty interests, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests of any of the Properties to less than the Net Revenue Interest set forth in Exhibit A-2;

(ix)                              The terms and conditions of any leases identified on Exhibit A-1;

(x)                                 Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements, and rights-of-way, on, over or in respect of any of the Producing Properties to the extent that they do not interfere with the operation of the Producing Properties as they were being operated as of the Effective Date;

(xi)                              Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all Applicable Laws, rules and orders of any governmental authority;

(xii)                           Such Title Defects (as defined below) or other defects as Purchaser has waived in writing; and

(xiii)                        Liens to be released at Closing.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Phase I environmental assessment” shall have the meaning set forth in Section 6.1(c).

“Pontotoc Interest” means the interest of Seller as described in that certain Assignment, Conveyance and Bill of Sale recorded in Book 767, Pages 196-217 in the official public records of Coal County, Oklahoma.

“Pontotoc JOA” means that certain AAPL Form 610-1989 Operating Agreement, dated effective as of June 1, 2008, by and between Pablo Energy II, LLC, as operator, and Pontotoc Production Company, Inc. in respect of the Powell 1H-26 well, the Bonnie 1H-24 well and the Tomlinson 1H-23 well, and all lands and oil and gas interests described in Exhibit “A” thereto (Coal County, Oklahoma).

“Post-Closing Defect” shall have the meaning set forth in Section 6.3(b).

“Proceedings” means all proceedings, actions, claims, suits, arbitration or mediation proceedings, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Producing Properties” means, collectively, all of Seller’s interest in the oil and gas leases, wells, and units on the lands described on Exhibit A-1(i), limited to the wellbore only of the wells described on Exhibit A-1(i) (including, for the avoidance of doubt, the Mowdy #1 SWD Well) together with all associated equipment located thereon or used in connection therewith, including the equipment described on Exhibit A-1(ii), and all other properties, rights and interests owned, legally or beneficially, by Seller as of the Effective Date which are associated with the wells described on Exhibit A-1(i); but excluding the Excluded Assets.

“Properties” shall have the meaning set forth in this Section 1.2 within the definition of Assets.

“Property Costs” means all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom that are not actually reimbursed by the purchaser of production, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Properties in the Ordinary Course of Business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Properties under the relevant operating agreement or unit agreement, if any, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations, (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense, all of which are addressed in Article 9 and (vii) any overhead not chargeable to other joint interest owners under the applicable operating agreements.

“Property Records” means, collectively, (i) the Contracts, lease files, title opinions, production records, well files, maps, surveys, and electric logs and geological data, together with all other land files, third-party contracts, documents and records, of Seller related to the Properties, and (ii) copies of accounting and tax records of Seller relating to the Properties, in each case including electronic records.

“Purchase Price” shall have the meaning specified in Section 2.2.

“Purchase Price Adjustment Statement” shall have the meaning set forth in Section 2.5.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Hedges” shall have the meaning set forth in Section 3.3(c).

“Purchaser Indemnitees” shall have the meaning set forth in Section 9.2.

“Purchaser’s Losses” shall have the meaning set forth in Section 9.2.

“Purchaser’s Title Review” shall have the meaning set forth in Section 6.2(a).

“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing (including the abandoning or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance) of a substance into the environment.

“Remedies for Title Defects” shall have the meaning set forth in Section 6.2(b).

“Representatives” means, as to any Person, its officers, directors, equity owners, employees, counsel, accountants, financial advisors, consultants and lenders and their counsel, advisers and consultants.

“Seller Indemnitees” shall have the meaning set forth in Section 9.6.

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Losses” shall have the meaning set forth in Section 9.3.

“Seller Transaction Representations” shall have the meaning set forth in Section 9.4(a).

“Survival Period” shall have the meaning set forth in Section 9.1(a).

“Taxes” means (i) taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital stock, paid-up capital, profits, registration, goods and services, capital, net worth, business, alternative or add-on minimum and franchise taxes, taxes under section 59A of the Code, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, transfer, stamp, unclaimed property and gains taxes or other governmental taxes imposed or payable to the United States, any state, local or foreign government, any governmental subdivision thereof, or any Governmental Entity and in each instance such term shall include any interest, penalties or additions to tax attributable thereto, including penalties for the failure to file any Tax Return or report, and (ii) liability for the payment of any amounts of the type described in clause (i) as a result of Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

“Tax Contest” shall have the meaning given such term in Section 7.11(d).

“Tax Returns” means all reports, returns, declarations, statements, claims for refunds, elections, forms or other information required to be supplied to a Taxing authority in connection with Taxes, including any schedule or attachment thereto.

“Termination Date” shall have the meaning set forth in Section 3.1.

“Title Defect” shall have the meaning set forth in Section 6.2(d).

“Title Defect Amount” shall have the meaning set forth in Section 6.2(c).

“Title Defect Notice” shall have the meaning set forth in Section 6.2(b).

“Title Defect Property” shall have the meaning set forth in Section 6.2(b).

“Title Increase” shall have the meaning given such term in Section 6.3(c).

“Undeveloped Properties” means Seller’s interest in all of the oil, gas or other Hydrocarbon leases and other rights to Hydrocarbons and other minerals in place on the lands described on Exhibit A-5, including, without limitation, those Leases set forth in Exhibit A-5, together with each and every kind and character of right, title, claim and interest that Seller has in and to such leases and other rights, or the lands covered thereby or lands currently pooled, unitized, communitized or consolidated therewith; provided, for the avoidance of doubt, that such leases and other rights shall not include the Pontotoc Interest or the Payne Properties.

“Working Interest” shall have the meaning set forth in this Section 1.2 within the definition of Defensible Title.

1.3                               References and Titles.  All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.  The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

ARTICLE 2
PURCHASE AND SALE

2.1                               Assignment.  Subject to the terms and conditions set forth herein, Seller shall sell, transfer, convey, assign, and deliver all of its interest in the Producing Properties and an undivided 50% of its interest in the Undeveloped Properties to Purchaser by delivery of the Assignment.  The Assignment shall be made on the Closing Date, but shall be effective as of the Effective Date, and shall provide a special warranty of title, subject to any Permitted Encumbrances, by, through and under Seller.

2.2                               Purchase Price.  The purchase price for the Assets to be transferred to Purchaser shall be the sum of ONE HUNDRED SIXTY-FIVE MILLION Dollars ($165,000,000) (the “Purchase Price”), plus or minus the adjustments determined pursuant to Section 2.3.

2.3                               Adjustments to Purchase Price.  The Purchase Price shall be adjusted based on the following:

(a)                       Reduced by the aggregate amount of the following proceeds received by Seller between the Effective Date and the Closing Date (with the period between the Effective Date and the Closing Date referred to as the “Adjustment Period”): (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of production, gathering, processing and transportation costs and any sales or excise Taxes with respect thereto that are incurred during the Adjustment Period and paid by Seller, to the extent not reimbursed to Seller by the purchaser of production, but excluding any other Taxes) produced from or attributable to the Producing Properties during the Adjustment Period, and (ii) other proceeds earned with respect to the Producing Properties during the Adjustment Period, all of which shall be retained by the Seller;

(b)                       Reduced in accordance with Section 6.5, by an amount equal to the Allocated Value of those Producing Properties (i) with respect to which preferential purchase rights have been exercised prior to Closing or (ii) that cannot be transferred at Closing due to unwaived or unexpired requirements for consent to the assignments contemplated hereby;

(c)                        Reduced in accordance with Sections 6.3 and 6.6;

(d)                       Increased by the amount of all Property Costs which are paid by Seller and incurred at or after the Effective Date (except to the extent such costs are netted against the proceeds from the sale of Hydrocarbons pursuant to Section 2.3(a));

(e)                        Increased or reduced, as appropriate, pursuant to the provisions of Section 7.9; and

(f)                         Any other amount agreed upon by Seller and Purchaser in writing.

2.4                               Purchase Price Adjustment Statement.  Seller shall submit a Closing statement (the “Purchase Price Adjustment Statement”) to Purchaser not fewer than five (5) full business days prior to Closing, and shall afford Purchaser access to Seller’s and the Company’s records pertaining to the computations contained in the Purchase Price Adjustment Statement.  At least two (2) full business days prior to Closing, Purchaser shall deliver to Seller a written report containing such changes, if any, which Purchaser proposes be made to the Purchase Price Adjustment Statement.  Seller and Purchaser shall each make every reasonable effort to agree prior to the Closing Date on a mutually agreed Purchase Price Adjustment Statement.

2.5                               Final Settlement.  Subject to the provisions of Sections 6.3 and 6.4, as soon as practicable after the Closing Date, but in any event within ninety (90) calendar days thereafter (the “Final Settlement Period”), Purchaser shall prepare and submit to Seller a proposed statement (herein called the “Final Statement”), which shall show the final calculation of the Purchase Price (herein called the “Final Settlement Price”).  As soon as possible after receipt of the Final Statement, but in any event within thirty (30) calendar days after receipt thereof, Seller shall deliver to Purchaser a written report containing the changes, if any, which Seller proposes being made to the Final Statement.  In the event no response is made by Seller within such thirty (30) day period, it shall be conclusively presumed that Seller concurs with the Final Statement, and such Final Statement shall be the basis for the Final Settlement Price.  In the event that Seller submits a response, the parties shall exercise all reasonable efforts to agree upon a mutually acceptable Final Settlement Price and the calculation of the amount, if any, due in connection therewith not later than one hundred twenty (120) calendar days after the Closing (herein called the “Final Settlement Date”).  After agreement upon a Final Settlement Price setting forth the amount by which the Purchase Price shall be adjusted (either upward or downward) has been reached, the amount due shall be paid within five (5) business days thereafter by the party owing the same by confirmed wire transfer to a bank account or accounts to be designated by the appropriate party.  In the event Purchaser and Seller are unable to agree with respect to the amounts due pursuant to this Section 2.5 before the Final Settlement Date, then either Seller or Purchaser may refer the issues in dispute to Ernst & Young LLP, Fort Worth, Texas (or such other recognized firm of public accountants as Seller and Purchaser may mutually agree) and the resolution of such issues by such firm shall be final and binding on Seller and Purchaser.  The costs of such public accountants shall be borne equally by Seller and Purchaser.

2.6                               Allocation of Purchase Price.  For United States federal income tax purposes, the Purchase Price shall be allocated among the Properties consistent with the allocations set forth in Exhibit A-3.  Purchaser and Seller agree to prepare Form 8594 within 180 days of the Closing Date.  Purchaser and Seller agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign tax returns, in a manner consistent with any such agreed upon allocation.  Purchaser and Seller agree to provide the other promptly with any information required to complete Form 8594.  Purchaser and Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding any allocation of the Purchase Price agreed to pursuant to this Section 2.6.

ARTICLE 3
CLOSING

3.1                               Closing Date.  Subject to the terms and conditions of this Agreement, the closing hereunder (the “Closing”) shall take place at 10:00 a.m., local time, on a date selected by Purchaser which is (a) not earlier than the first to occur of (i) the date on which all conditions to Closing have been satisfied and (ii) thirty (30) days from the date of this Agreement, and (b) not later than April 14, 2011 (the “Termination Date”) (provided, that Purchaser may elect to extend the Termination Date by not more than thirty (30) days (and in the event of such extension the Effective Date shall be extended by the same number of days)), at the offices of Sprouse Shrader Smith PC, 701 S. Taylor, Suite 500, Amarillo, TX 79105, or at such other place and time as may be mutually agreed upon by the parties (the “Closing Date”).

3.2                               Actions at Closing.(a)

(a)                                         The Purchase Price shall be delivered to Seller by wire transfer; and

(b)                                         All documents required by Sections 8.1 and 8.2 shall be delivered by the parties hereto.

3.3                               Remedies for Failure to Close.

(a)                                         In the event at Closing all conditions to the obligations of Purchaser to close have been satisfied or waived and Purchaser fails or refuses to close other than for Seller’s default, Seller shall be entitled, as Seller’s sole remedies at law or in equity, either to enforce specific performance of Purchaser’s obligations or to terminate this Agreement pursuant to Article 11.  In the event at Closing all conditions to the obligations of Seller to close have been satisfied or waived and Seller fails or refuses to close other than for Purchaser’s default, Purchaser shall be entitled, as Purchaser’s sole remedies, (1), at its election, either to enforce specific performance of Seller’s obligations or to terminate this Agreement pursuant to Article 11, and, in addition, (2) to obtain reimbursement from Seller for of the costs of its Purchaser Hedges, as provided in (c) below.

(b)                                         Purchaser and Seller agree and stipulate, as a matter of contract, that specific performance will be an available remedy for an unexcused failure to close, without regard to whether specific performance would otherwise be available under the laws of the State of Texas regarding remedies.  A party claiming injury by a failure to close may immediately file suit under this section in state district court in Tarrant County, Texas, for specific performance and, if the party claiming injury is the Purchaser, for the cost of the Purchaser Hedges, without the need to pursue dispute resolution or provide advance notice as otherwise required by Article 10.

(c)                                          Seller acknowledges that in connection with the execution and delivery of this Agreement Purchaser will be entering into Hedging Transactions at current NYMEX strip prices for the quantities of Hydrocarbons set forth in Schedule 3.3(c) (the “Purchaser Hedges”).  In the event at Closing all conditions to the obligations of Seller to close have been satisfied or waived and Seller fails or refuses to close, or Purchaser terminates this Agreement pursuant to Section 11.1(f), Seller shall promptly pay to Purchaser (in addition to any other damages that Purchaser may be entitled to receive) the aggregate cost to Purchaser for the termination or unwinding of the Purchaser Hedges.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

4.1                         Certain Representations, Warranties and Covenants of Seller.  Seller represents and warrants to Purchaser, and covenants with Purchaser, as follows:

(a)                                         Power and Authority of Company.  Seller has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary member action of Seller.

(b)                                         Organization and Existence; Valid and Binding Agreement.  Seller is a limited liability company duly formed and validly existing under the laws of the State of Texas.  This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c)                                          Investment Company Act.  Seller is not an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(d)                                         Public Utility Holding Company Act.  Seller is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of “subsidiary company” of a “holding company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(e)                                          Non-Contravention.  Neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (i) conflict with or result in a violation of any provision of Seller’s Organizational Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of the Assets, may be bound, (iii) result in the creation or imposition of any Lien or other encumbrance upon the Assets, or (iv) violate any Applicable Law binding upon Seller, except, in the instance of clause (ii) or clause (iv) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Properties.

(f)                                           Approvals.  Except as specifically set forth in Schedule 4.1(f), no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which Seller is a party or the consummation by Seller of the transactions contemplated hereby and thereby.

(g)                                          Pending Litigation.  There are no Proceedings pending or, to Seller’s Knowledge, threatened (i) against Seller or its Affiliates that might affect the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller or (ii) involving any of the Properties.

(h)                                         Compliance with Laws.  Seller is not in violation of, or in default in any respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (i) its Organizational Documents; (ii) any Applicable Law; or (iii) any Contract to which Seller is a party or by which the Properties are bound, except (in the case of clause (ii) or (iii) above) for any violation or default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Properties.  Seller has obtained, holds and is in compliance with all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Entities necessary for the lawful ownership, use and operation of the Assets, except for those which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Assets and are in compliance with such, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Properties.  No investigation or review by any Governmental Entity with respect to the Assets is pending or, to the Knowledge of Seller, threatened, except as set forth in Schedule 4.1(h).

(i)                                             Taxes.

(i)                                                                         Seller has timely filed with the appropriate Taxing authorities (a) all Tax Returns required to have been filed relating to, necessary for the operation of, or required in connection with, the Assets and (b) all Tax Returns required to have been filed, the non-filing or late filing of which could result in a Lien (other than a Permitted Encumbrance) upon an Asset or in liability to the Purchaser as a transferee or successor with respect to the Assets.  Each Tax Return referred to in the preceding sentence has been prepared in all material respects in compliance with all applicable laws and regulations and is true, accurate and complete in all material respects.

(ii)                                                                      Seller has paid in a timely manner to the appropriate Taxing authority (i) all Taxes (other than Taxes that are not yet due and payable) relating or attributable to the Assets or the operation thereof, whether or not shown on a Tax Return, and (ii) all other Taxes (other than Taxes that are not yet due and payable), whether or not shown on a Tax Return, the underpayment or nonpayment of which could result in a Lien (other than a Permitted Encumbrance) upon an Asset or in liability to the Purchaser as a transferee or successor with respect to the Assets.

(iii)                                                                   There are no pending or, to Seller’s Knowledge, threatened or proposed, examinations, audits, actions, proceedings, investigations, disputes, assessments or claims with respect to (i) any Taxes related or attributable to the Assets or (ii) any Taxes the underpayment or nonpayment of which could result in a Lien (other than a Permitted Encumbrance) upon an Asset or in liability to the Purchaser as a transferee or successor with respect to the Assets.

(iv)                                                                  There are no outstanding agreements or waivers that would extend the statutory period in which a Taxing authority may assess or collect (i) any Taxes related or attributable to the Assets or (ii) any Taxes the underpayment or nonpayment of which could result in a Lien (other than a Permitted Encumbrance) upon an Asset or in liability to the Purchaser as a transferee or successor with respect to the Assets.

(j)                                            Environmental Laws.

(i)                                                                         Except as specifically set forth in Schedule 4.1(j), to the Knowledge of Seller, the Properties and the operations thereon have been maintained in material compliance in all respects with any laws, common laws, ordinances, or regulations of any governmental authority, as well as any order, decree, permit, judgment or injunction issued, promulgated, approved or entered thereunder, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (b) impose liability with respect to any of the foregoing, including without limitation the Federal Water Pollution

Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation & Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (21 U.S.C. § 349, 42 U.S.C. § 300f 300j 26), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other similar federal, state or local law of similar effect.  (All of the above are, collectively, the “Environmental Laws”).

(ii)                                                                      There are no pending civil, criminal or administrative actions, lawsuits, written demands or claims, or litigation relating to an alleged breach of Environmental Laws on or with respect to Seller’s ownership or operation of the Properties, and Seller has not received any written notice of any environmental or health or safety claims, demands, filings, investigations, administrative proceedings, actions, suits or other legal proceedings relating to the Properties (an “Environmental Claim”) or written notice of any alleged violation or non-compliance with or response or remedial obligation under any Environmental Law, arising from, based upon, associated with or related to the Properties or the ownership or operation of any thereof.

(iii)                                                                   To the Knowledge of Seller, no Hazardous Substance is present or has been handled, managed, stored, transported, processed, treated, disposed of, released, migrated or escaped on, in, from, under or in connection with the Properties or the ownership or operation of any thereof, such as to cause a condition or circumstance that would reasonably be expected to result in an Environmental Claim or a violation of or response or remedial obligation under any Environmental Law.

(iv)                                                                  Seller has made available to Purchaser complete and accurate copies of all environmental, health or safety assessment and audit reports, studies, investigations and all similar documentation and correspondence in the possession of or control of Seller or any Affiliate of Seller and addressing environmental, health or safety liabilities, water rights (including water withdrawal, storage, discharge, treatment, injection, and disposal rights) or future compliance costs relating to ownership or operation of the Properties.

(k)                                         Contracts.

(i)                                                                         Except as disclosed on Schedule 4.1(k)(i), to Seller’s Knowledge (a) Seller has paid its share of all costs (including without limitation Property Costs) payable by it under the Leases and the Contracts, and (b) all of the Leases and the Contracts are in full force and effect and constitute valid and binding obligations of the parties thereto.  To Seller’s Knowledge, (y) Seller is not in breach or default (and no situation exists that, with the passing of time or giving of notice would create a breach or default) under any of the Leases or the Contracts, and (z) no breach or default by any third party (or situation that, with the passing of time or giving of notice would create a breach or default) exists, expect such defaults as would not, individually or in the aggregate have a Material Adverse Effect.

(ii)                                                                      To Seller’s Knowledge, Schedule 4.1(k)(ii) sets forth all of the following contracts, agreements, and commitments (excluding oil and gas leases and surface contracts) to which any of the Properties will be bound as of the Closing: (a) any agreement with any Affiliate of Seller; (b) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Properties that is not cancelable without penalty or other material payment on not more than thirty (30) days prior written notice; (c) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Properties after the date hereof, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties; (d) any agreement that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than TWENTY-FIVE THOUSAND Dollars ($25,000) during the current or any subsequent fiscal year; (e) any indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bond, letter of credit or similar agreement; (f) any swap, forward, future or derivative transaction or option or other similar hedge agreement; (g) any non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, Seller conducts business, including area of mutual interest agreements; (h) any agreement where the primary purpose thereof was to indemnify another Person; (i) any agreement that contains any “tag along” or similar rights allowing a third party to participate in future sales of any of the Properties; and (j) any tax partnership agreement of or binding upon Seller affecting any of the Properties.  Prior to the execution of this Agreement, Seller has made available to Purchaser true and complete copies of each agreement listed on Schedule 4.1(k)(ii) and all amendments thereto.  Seller has not received or given any written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any agreement listed on Schedule 4.1(k)(ii), the resolution of which is currently outstanding.

(l)                                             Commitments or Proposals.  Except as set forth in Schedule 4.1(l):  (a) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Date, other than routine expenses incurred in the normal operation of existing wells on the Properties in accordance with generally accepted practices in the oil and gas industry; (b) no proposals are currently outstanding by Seller or, to Seller’s Knowledge, other working interest owners to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operation of existing wells on the Properties, or to abandon any wells, on the Properties; and (c) Seller has not failed to elect to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interests in any Property becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the Net Revenue Interest and Working Interest set forth in Exhibit A-2.

(m)                                     Production Sales Contracts.  There exist no agreements or arrangements for the sale of Seller’s share of Hydrocarbons from the Properties (including calls on, or other rights to purchase, production, whether or not the same are currently being exercised) other than (a) production sales contracts disclosed in Schedule 4.1(m) or (b) agreements or arrangements which are cancelable on thirty (30) days notice or less without penalty or detriment.

(n)                                         Payment of Expenses and Royalties.  As to the Properties operated by Pablo Energy II, LLC, all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation by Seller of its interest in the Properties and for which Seller has received an invoice, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and taxes as are disputed in good faith by Seller as specifically set forth in Schedule 4.1(n).  To Seller’s Knowledge, Seller is not delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Properties. All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Properties, have been or will be, prior to the Closing, properly and correctly paid or provided for in all material respects.

(o)                                         Prepayments; Imbalances.  Seller is not obligated by virtue of a take or pay or other prepayment arrangement to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.  Schedule 4.1(o) sets forth all production Imbalances of Seller as of the date set forth in such schedule with respect to the Properties.

(p)                                         Fees and Commissions.  Except as set forth in Schedule 4.1(p), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.  The fees and other amounts payable to the Persons identified on Schedule 4.1(p) shall be paid by Seller.

(q)                                         Disclaimer of Warranties.  Other than those expressly set out in this Article 4 or in the Assignment, Seller hereby expressly disclaims any and all representations or warranties with respect to the Assets or the transaction contemplated hereby, and Purchaser agrees that the Assets are being sold by Seller “where is” and “as is”, with all faults.  Specifically as a part of (but not in limitation of) the foregoing, Purchaser acknowledges that the Seller has not made, and Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the title or condition of the Assets (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).  OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE 4 OR IN THE ASSIGNMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR

ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING MATTERS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS OR (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF.  OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE 4 OR IN THE ASSIGNMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (A) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO PURCHASER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (B) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (C) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (D) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, (E) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (F) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, AND (G) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO PURCHASER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS.  ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO PURCHASER AS A CONVENIENCE AND PURCHASER’S RELIANCE ON OR USE OF THE SAME IS AT PURCHASER’S SOLE RISK.

(r)                                            Oil and Gas Operations.

(i)                                                                         All wells included in the Properties have been drilled and (if completed) completed, operated and produced in accordance with generally accepted oil and gas field practices and in compliance in all material respects with applicable oil and gas leases, pooling and unit agreements, and Applicable Laws except where the failure to take any such action or comply would not reasonably be expected to have a Material Adverse Effect on the applicable Property.  Except as set forth in Schedule 4.1(r) or as would not reasonably be expected to have a Material Adverse Effect on the Properties:

(A)                                                                                           there are no wells that Seller is currently obligated by Law or contract to plug and abandon, nor are there any abandoned wells that Seller will be obligated to plug and abandon with the lapse of time;

(B)                                                                                           there are no wells that are subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity having jurisdiction over the applicable Property;

(C)                                                                                           there are no wells that have been plugged and abandoned but have not been plugged in accordance, in all material respects, with all applicable requirements of each Governmental Entity having jurisdiction over the Properties; and

(D)                                                                                           all such wells have been produced in compliance with allowables allocated thereto by the applicable Governmental Entity.

(ii)                                                                      Proceeds from the sale of hydrocarbons produced from Seller’s interest in the Properties are being received by Seller in a timely manner and are not being held in suspense for any reason.

(iii)                                                                   Except as set forth in Schedule 4.1(r), no Person has any call upon, option to purchase, or similar rights with respect to the Seller’s interest in the Properties or to the production therefrom.

(s)                                           Bankruptcy.  There is no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by, or to the best of Seller’s Knowledge, threatened against Seller, and neither Seller nor any of its Affiliates is insolvent or generally not paying its debts as they become due.

(t)                                            Unrecorded Documents.  Except as provided in any schedule to this Agreement, to Seller’s Knowledge, there exists no unrecorded document or agreement which would result in the impairment or loss of Seller’s title to the Properties or the value thereof or impede the operations thereof by Purchaser.

(u)                                         Hedging Transactions.  Except for the Purchaser Hedges set forth in Schedule 3.3(c), none of the Properties are the subject of any Hedging Transactions that will be binding on Purchaser following the Closing.

(v)                                         Consents and Preferential Purchase Rights.  None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing, (ii) preferential rights, consents and restrictions listed on Schedule 4.1(v).

(w)                                       Bonds.  Schedule 4.1(w) sets forth all bonds, letters of credit and guarantees posted by Seller or any of its Affiliates with Governmental Authorities and relating to the Properties.

(x)                                         No AMI or Farmout Obligations.  Except as set forth in Schedule 4.1(x), no portion of the Properties is subject to any area of mutual interest agreement, any farm-out agreement under which a party thereto is entitled to receive assignments not yet made, or any similar agreements.

(y)                                         Surface Condition and Rights.  No physical condition exists upon any of the Properties which prevents the customary operation thereof or production of Hydrocarbons therefrom.  The Leases and Contracts contain sufficient rights for Purchaser to access and utilize the surface of the Properties.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1                               Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that:

(a)                                         Organization and Existence.  Purchaser is a limited liability company duly organized, legally existing and in good standing under the laws of its state of formation, and is qualified to do business in the State of Delaware.

(b)                                         Power and Authority.  Purchaser has all requisite power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Purchaser.

(c)                                          Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Purchaser and constitutes, and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Purchaser and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(d)                                         Non-Contravention.  The execution, delivery, and performance by Purchaser of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of Purchaser’s Organizational Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties may be bound, (c) result in the creation or imposition of any Lien or other encumbrance upon the properties of Purchaser, or (d) violate any Applicable Law binding upon Purchaser.

(e)                                          Approvals.  No consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Purchaser in connection with the execution, delivery, or performance by Purchaser of this Agreement and each other agreement, instrument, or document executed or to be executed by Purchaser in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby.

(f)                                           Pending Litigation.  There are no Proceedings pending or to, the Knowledge of Purchaser, threatened against Purchaser or its subsidiaries or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

(g)                                          Fees and Commissions.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

(h)                                         Confidentiality.  Purchaser covenants and agrees with Seller that, in the event that this Agreement is terminated or, if not terminated, until the Closing, the confidentiality of any confidential data or confidential information received by Purchaser regarding the business and properties of Seller shall be maintained by Purchaser and its representatives.

(i)                                             Knowledgeable Purchaser.  Purchaser is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Assets for purchase, and is acquiring the Assets for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.  Purchaser will have access to the Assets and the books, records, and files of Seller relating to the Assets, and has had the opportunity to meet with Seller, its representatives and consultants to review and discuss the status of the Assets.  In reviewing the Assets, determining the value thereof and making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied on (i) its knowledge of, and familiarity with, the Assets, (ii) its own independent due diligence investigation of the Assets, (iii) its own expertise and that of legal, land, tax, and other professional counsel concerning this transaction and (iv) Seller’s express representations and warranties in Article 4 and in the Assignment.

(j)                                            Funds.  Purchaser has, or at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Purchase Price to Seller at the Closing and otherwise consummate the transactions contemplated hereby.

ARTICLE 6
DUE DILIGENCE AND TITLE EXAMINATION

6.1                               Due Diligence.

(a)                                         From the date of this Agreement until 5:00 p.m. CST on the date which is four (4) days prior to the Closing Date (the “Examination Period”), Seller agrees to disclose and make available to Purchaser and its representatives, at Seller’s office and during Seller’s normal business hours, all records as may be reasonably requested by Purchaser for the purpose of permitting Purchaser to complete its due diligence review.  Purchaser shall maintain any such report in confidence, unless and to the extent otherwise required by Applicable Laws.

(b)                                         Seller shall permit Purchaser to inspect its records only to the extent that it may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.  Subject to the consent and cooperation of third parties, Seller will cooperate with Purchaser in Purchaser’s reasonable efforts to obtain, at Purchaser’s sole expense, such additional information relating to the Assets as Purchaser may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.

(c)                                          As part of its pre-Closing diligence review, Purchaser will have the right to conduct a Phase I environmental assessment of the Properties, subject to the terms set forth in this Section 6.1.  Purchaser’s Phase I environmental assessment must be conducted by an agent or representative of Purchaser reasonably acceptable to both Seller and Purchaser.  For purposes of this Agreement, a “Phase I environmental assessment” means (i) a review of Seller’s and the government’s environmental records, (ii) the submission of pre-inspection questionnaires to Seller, (iii) a site visit to visually inspect the Properties accompanied by a representative of Seller, and (iv) interviews with corporate and site personnel of Seller.  A Phase I environmental assessment does not include soil or groundwater sampling, subsurface testing or invasive sampling or testing of any kind, nor shall any such sampling or testing be permitted without the prior written approval of Seller, which approval shall not be unreasonably withheld or delayed.  Seller shall be entitled to receive a copy of any final Phase I inspection reports for the Properties.

6.2                               Title Matters.

(a)                                         During the Examination Period, Seller shall afford to Purchaser and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Seller in order for Purchaser to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Properties in order to determine whether Title Defects exist (“Purchaser’s Title Review”).  Such books and records shall include all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, geological data and engineering records, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that if requested by

Purchaser, Seller shall use its commercially reasonable efforts to obtain a waiver of any such restrictions in favor of Purchaser.  The cost and expense of Purchaser’s Title Review, if any, shall be borne solely by Purchaser.

(b)                                         If Purchaser discovers any Title Defect affecting any of the Properties, Purchaser shall notify Seller of such alleged Title Defect as soon as reasonably possible after the discovery thereof by Purchaser, and in any event Purchaser shall provide Seller with weekly updates, in either oral or written reports, on the status of Purchaser’s title review and developments with respect thereto, which may in each case be preliminary in nature and supplemented in any subsequent Title Defect Notice.  To be effective, such notice (“Title Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Property affected by such Title Defect, and (v) include the value of such Title Defect as determined by Purchaser in good faith.  Subject to Seller’s special warranty of title set forth in the Assignments, any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser for all purposes.  Upon the receipt of such effective Title Defect Notice from Purchaser, Seller shall have the option, in addition to the remedies set forth in Section 6.2(c) (the “Remedies for Title Defects”), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.  The Property affected by such uncured Title Defect shall be a “Title Defect Property.”

(c)                                          With respect to each Title Defect attributable to the Producing Properties that is not cured on or before the Closing, the Purchase Price shall be reduced, subject to this Article 6, by the Title Defect Amount with respect to such Title Defect Property.  The “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)                                                                         The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the Allocated Value of the Producing Property subject to such Title Defect, the portion of the Property subject to such Title Defect, and the legal effect of such Title Defect on the Property or portion thereof affected thereby; provided, however, that:  (A) if such Title Defect is in the nature of Seller’s Net Revenue Interest in a Property being less than the Net Revenue Interest set forth in Exhibit A-2 hereto and the Working Interest remains the same, then the Title Defect Amount shall be equal to the Allocated Value for the affected Producing Properties multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii)                                                                      If the Title Defect results from any matter not described in Section 6.2(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such

Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(d)                                         As used in this Section 6.2, “Title Defect” shall mean any particular defect in or failure of Seller’s title and right to those Hydrocarbons produced from the Arkoma Woodford by virtue of Seller’s ownership of any Producing Property:

(i)                                                                         That causes Seller to not have Defensible Title to such Property;

(ii)                                                                      That has attributable thereto a Title Defect Amount in excess of TWENTY-FIVE THOUSAND Dollars ($25,000) (provided, that with regard to a particular well, a series of defects in or failures to Seller’s title meeting the requirements of clauses (d)(i) and (d)(iii) of this Section 6.2 may be aggregated in respect of the threshold contemplated by this clause (d)(ii)); and

(iii)                                                                   Regarding which a Title Defect Notice has been timely and otherwise validly delivered.

Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect:

(x)                                                                     Defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription;

(y)                                                                     Defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; or

(z)                                                                      Any matter which is not considered an encumbrance or defect under the Title Examination Standards adopted as of the Effective Date by the Oklahoma Bar Association.

(e)                                          If Seller and Purchaser are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Article 10 shall be applicable.

6.3                               Adjustments to Purchase Price for Title Defects.

(a)                                         Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Defects unless the aggregate of the Title Defect Amounts attributable to the Producing Properties, as determined in accordance with this Agreement, equals or exceeds the Defect Threshold, in which event the Purchase Price shall be adjusted downward by the amount such Title Defect Amounts exceed the Defect Threshold.  Only the portion of a Producing Property subject to an asserted Title Defect shall be subject to adjustment, and the portion not affected by an asserted Title Defect shall not be included in calculating any defects.

(b)                                         Notwithstanding anything herein to the contrary, if Seller is unable to cure a Title Defect attributable to the Producing Properties on or prior to Closing, Seller shall have the option, by notice in writing to Purchaser on or before Closing, to attempt to cure such Title Defect attributable to the Producing Properties (a “Post-Closing Defect”) within the one hundred eighty (180) day period commencing on the Closing Date (the “Cure Period”).  In such event, the transactions contemplated hereby will close as provided herein and the Purchase Price shall be reduced by the applicable Title Defect Amount in respect of such Post-Closing Defect as provided in Sections 6.2 and 6.3(a).  If, during or upon the expiration of the Cure Period, Seller and Purchaser mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, Purchaser shall tender to Seller an amount equal to the Title Defect Amount (and, for the avoidance of doubt, without interest) in respect thereof.  If, during or upon the expiration of the Cure Period, Seller and Purchaser are unable to agree whether there has been a satisfactory cure of a Post-Closing Defect, then such disagreement shall be resolved as provided in Article 10.  If Seller is unable to cure a Title Defect attributable to any of the Producing Properties within the Cure Period, Seller will retain such Producing Property or portion thereof, and Purchaser shall have no further obligation in regard to such Producing Property or portion thereof.

(c)                                          If Seller determines (or should Purchaser, in the course of Purchaser’s Title Review, determine) prior to Closing that Seller’s Net Revenue Interest in a Producing Property is greater than the Net Revenue Interest set forth in Exhibit A-2 and the Working Interest remains the same, then the parties agree that an amount equal to the Allocated Value for the relevant Producing Property multiplied by the percentage increase in such Net Revenue Interest (a “Title Increase”) may be used to offset any downward adjustment to the Purchase Price pursuant to Section 6.3(a), insofar and only insofar as each Title Increase equals or exceeds TWENTY-FIVE THOUSAND Dollars ($25,000) (each a “Qualifying Increase”).  Notwithstanding anything to the contrary contained in this Agreement, no adjustment of the Purchase Price shall be made for Title Increases except as provided in the immediately preceding sentence.  To the extent the aggregate of the Qualifying Increases exceeds the aggregate of the downward adjustments to the Purchase Price pursuant to Section 6.3(a), by an amount greater than one percent (1%) of the Purchase Price, those portions of the Producing Properties that are the subject of the Qualifying Increases (which portions equal the amount of such net Qualifying Increases exceeding one percent (1%) of the Purchase Price) shall be deemed Excluded Assets and not transferred to Purchaser pursuant to this Agreement.

6.4                               Poolings and Communitizations.  In connection with any wells spudded on the Properties prior to the Effective Date, if as a result of any final pooling or communitization order issued by the Oklahoma Corporation Commission, the Working Interest and Net Revenue Interest of Seller is increased in a governmental section, Seller shall be entitled to request the reconveyance from Purchaser (without payment by Seller) of an interest in such Properties equal to the amount by which the Working Interest and Net Revenue Interest is increased beyond the applicable represented interests set forth in Exhibit A-2.

6.5                               Consents to Assignment and Preferential Rights to Purchase.

(a)                                         Seller shall promptly prepare and send (i) notices to the holders of any required consents to assignment of any Asset requesting such holder’s consent to assign such Asset to Purchaser, (ii) notices to the holders of any applicable preferential rights to purchase any Asset requesting waivers of such preferential rights to purchase and (iii) requests for consent to the waiver of any existing maintenance of uniform interest or area of mutual interest provisions with regard to any Property.  The consideration payable under this Agreement for any particular Producing Property for purposes of preferential purchase right notices shall be the Allocated Value for such Producing Property.  Seller shall use commercially reasonable efforts to cause such consents and waivers of preferential rights to purchase (or the exercise thereof) to be obtained and delivered prior to Closing.  Purchaser shall cooperate with Seller in seeking to obtain such consents and waivers of preferential rights.

(b)                                         Seller shall notify Purchaser at least five (5) days prior to Closing of all required third-party consents to the assignment of the Assets to Purchaser which have not been obtained and the Asset to which they pertain.  In no event shall there be included in the Assignments at Closing any Asset subject to a consent requirement that provides that transfer of the Asset without consent will result in a termination or other material impairment of any rights in relation to such Asset.  In cases where the Asset subject to such a requirement is a Contract and Purchaser is assigned the Properties to which the Contract relates, but the Contract is not transferred to Purchaser due to the unwaived consent requirement, Seller shall continue after Closing to use commercially reasonable efforts to obtain such consent so that such Contract can be transferred to Purchaser upon receipt of such consent.  In cases where a third-party consent to the sale and transfer of an Asset is not obtained prior to the Closing Date, Purchaser may elect to treat the unsatisfied consent requirement as a Title Defect by giving Seller notice thereof in accordance with Section 6.2, except that such notice must be given at least one (1) day prior to the Closing Date.  If an unsatisfied consent requirement with respect to which a Purchase Price adjustment is made under Section 6.2 is subsequently satisfied prior to the date of the final adjustment to the Purchase Price under Section 2.5, Seller shall be paid the amount of the previous reduction in the Purchase Price and the provisions of this Section 6.5 shall no longer apply.

(c)                                          If any preferential rights to purchase any Assets are exercised prior to Closing, those Assets transferred to a third party as a result of the exercise of such preferential rights shall be treated as if subject to a Title Defect resulting in the complete loss of title and the Purchase Price shall be reduced under Section 2.3(b) by the Allocated Value for the affected Producing Properties.  Seller shall retain the consideration paid by the third party.

6.6                               Environmental Defects and Adjustments to Purchase Price.

(a)                                         If Purchaser discovers any Environmental Defect affecting any of the Properties, Purchaser shall notify Seller of such alleged Environmental Defect as soon as reasonably possible after the discovery thereof by Purchaser.  To be effective, such notice (“Environmental Defect Notice”) must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in reasonable detail, (iv) identify the specific Property affected by such Environmental Defect, and (v) include the value of such Environmental Defect as determined by Purchaser in good faith.  Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Purchaser in accordance with the foregoing, shall be deemed to have been waived by Purchaser as Environmental Defects.  Upon timely delivery of a notice of an Environmental Defect in accordance with the requirements of this Section 6.6(a), the parties will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

(i)                                                                         No single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than TWENTY THOUSAND Dollars ($20,000) (each an “Individual Environmental Defect Threshold”), in which event the full amount of such defect shall be taken into account from the first dollar.

(ii)                                                                      No adjustment will be made to the Purchase Price for uncured Environmental Defects unless the total of all such Environmental Defects that exceed the Individual Environmental Defect Threshold exceeds one percent (1%) of the Purchase Price in the aggregate (the “Aggregate Environmental Defect Threshold”).  In the event that the aggregate uncured Environmental Defects exceed the Aggregate Environmental Defect Threshold, the adjustment to the Purchase Price shall be the amount all such Environmental Defects exceed the Aggregate Environmental Defect Threshold.  If the Aggregate Environmental Defect Threshold is exceeded then at the Purchaser’s option, any Property that Purchaser designates that is affected by specific Environmental Defects in excess of the Individual Environmental Defect Threshold (which Environmental Defect Seller has not elected to cure) will not be conveyed at the Closing.

(iii)                                                                   If the adjustment is based on a liability to remediate or otherwise cure a liquidated Environmental Defect related to a Property, then the adjustment is an amount equal to the lesser of (y) the lowest cost reasonably necessary for the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction or to otherwise cure such Environmental Defect in a manner that does not materially interfere with the use or operation of such Property and consistent with applicable Environmental Law and prudent industry practices or (z) the Allocated Value of the affected Producing Properties.

(iv)                                                                  If the adjustment is based on an obligation, burden or liability upon a Property for which the Purchaser’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the adjustment is the amount equal to the lesser of the amount of such economic detriment or the Allocated Value of the affected Producing Properties.

(v)                                                                     If an Environmental Defect is reasonably susceptible of being cured or remediated, as applicable, the Seller will provide notice to the Purchaser within thirty (30) days following receipt of notice of the Environmental Defect stating whether or not the Seller will attempt to cure such Environmental Defect.  If the Seller provides notice electing to attempt to cure such Environmental Defect, the Purchaser and the Seller agree that the Seller will have the right to cure such defect for a period of up to ninety (90) days after the date of Seller’s receipt of the notice of such Environmental Defect (each, an “Environmental Cure Period”).  If the parties are unable to agree on the adjustment relative to an uncured Environmental Defect, then either party shall have until the date ninety (90) days after the end of the applicable Environmental Cure Period to submit the dispute to an expert for resolution as provided in Section 6.6(b).  If the parties dispute whether any such Environmental Defect has been cured, then the matter shall be resolved in the manner described in Section 6.6(b).

(vi)                                                                  If the Seller does not elect to cure an Environmental Defect in accordance with Section 6.6(a), and the Seller and the Purchaser are not in agreement as to whether an Environmental Defect exists or the amount thereof, then either party may submit the dispute to an expert for resolution as provided in Section 6.6(b) until the date ninety (90) days after the end of the applicable Environmental Cure Period.  With respect to Environmental Defects which the Seller elects to cure, if the Seller and the Purchaser are not in agreement as to whether an Environmental Defect has been cured, either party shall have until the date ninety (90) days after the end of the applicable Environmental Cure Period to submit the dispute to an expert for resolution as provided in Section 6.6(b).

(b)                                         If there is a dispute between the Seller and the Purchaser involving: (i) Environmental Defects, (ii) the cure of an Environmental Defect or (iii) the value attributable to Environmental Defects or the adjustment to the Purchase Price with respect thereto, the Seller and the Purchaser will submit the dispute to an expert for determination as provided in this Section following written notice from one party to the other party that such party is initiating dispute resolution in accordance with this Section 6.6(b), such notice to describe in reasonable detail the nature and specifics of the dispute.  Environmental dispute matters to be resolved under this Section 6.6(b) shall be submitted to a mutually agreed, suitably qualified environmental expert in the energy industry with experience in environmental issues selected by the Seller and the Purchaser (each such environmental expert hereinafter, a “Consultant”).  In the event the Seller and the Purchaser are unable to agree on a single Consultant within thirty (30) days after receipt of the initiating notice, the Seller and the Purchaser will each appoint one Consultant within ten (10) business days thereafter and the two Consultants so appointed will appoint a third Consultant within thirty (30) days after the second Consultant is appointed.  If the two Consultants are unable to agree on a third Consultant within such thirty (30) day period, then a third Consultant shall be selected by the AAA office in Ft. Worth, Texas consistent with the selection criteria set forth in this Section and with due regard given to input from the parties and the other Consultants.  Any Consultant appointed pursuant to this Agreement (y) shall not have worked as an employee of or performed other material work for any party hereto or its affiliates within the preceding five (5) year period or have any financial interest in the dispute and (z) shall agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the parties reviewed by the Consultants in the process of resolving such dispute.  The mutually agreed Consultant or the three Consultants so appointed will resolve such matter.  The costs and expenses of each Consultant shall be paid fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.  The Seller and the Purchaser shall each present to the Consultant(s), with a simultaneous copy to the other party, a single written statement of its position on the defect, benefit or dispute in question, together with a copy of this Agreement and any supporting material that such party desires to furnish, not later than ten (10) business days after appointment of the Consultant(s).  In making their determination, the Consultant(s) shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either party, may consider available legal and industry matters as in their opinion are necessary or appropriate to make a proper determination.  Additionally, any Consultant may consult with and engage disinterested third parties to advise him, including petroleum engineers or environmental engineers.  Within sixty (60) days following the submission of such written statements to the Consultant(s), applying the principles set forth in this Section 6.6, the Consultant(s) shall make a determination of the matter submitted based solely on the single written statement of each party.  The decision of the Consultant(s) shall be in writing and conclusive and binding on the Seller and the Purchaser and shall be enforceable against the parties in any court of competent jurisdiction.  Any adjustments owing by one party hereto as a result of such determination by the Consultant(s) will be made as provided in Sections 9.1 and 9.2 hereof.  The Consultant(s) shall act as experts for the limited purpose of determining the specific dispute presented to them, shall not act as arbitrators, and may not award damages, interest, costs or penalties to either party.

(c)                                          In any event, either Purchaser or Seller can elect to exclude from the transactions contemplated hereby any Property affected by an Environmental Defect, and such Property will be deemed an Excluded Asset and the Purchase Price will be reduced by the Allocated Value of the affected Producing Properties.

6.7                               Purchaser Indemnification.  PURCHASER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM PURCHASER’S (OR ANY OF ITS AFFILIATE’S) INSPECTING AND OBSERVING THE PROPERTIES:  (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF PURCHASER, ANY OF ITS AFFILIATES OR OTHERS ACTING ON BEHALF OF PURCHASER OR ANY OF ITS AFFILIATES, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF PURCHASER OR ANY OF ITS AFFILIATES.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES

FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

ARTICLE 7
COVENANTS

7.1                               Certain Covenants of Seller.  Seller covenants and agrees with Purchaser that:

(a)                                         Access to Records.  During the Examination Period, Seller will make and continue to make available to Purchaser for examination at Seller’s offices in Amarillo, Texas, the Property Records and will cooperate with Purchaser in Purchaser’s efforts to obtain, at Purchaser’s expense, such additional information relating to the Assets as Purchaser may reasonably desire.  Seller shall permit Purchaser, at Purchaser’s expense, to inspect and photocopy such information and records at any reasonable time but only to the extent, in each case, that Seller may do so without violating any contractual commitment to a third party.

(b)                                         New Agreements.  Except as provided in Section 7.2, without the prior written consent of Purchaser, Seller shall not enter into any new agreements or commitments with respect to the Assets.

(c)                                          Access to Employees, Properties and Technical Information.  Seller will permit Purchaser’s authorized representatives to consult with Seller and its agents and employees during reasonable business hours and to conduct, at Purchaser’s sole risk and expense, on-site inspections, tests and inventories of the Properties and inspect and examine all well logs, geological data relating to the Properties and other technical information.  In the event that any information or data of Seller is subject to confidentiality restrictions with third parties, Seller shall use its commercially reasonable efforts to obtain consent for representatives of Purchaser to review.

(d)                                         Tax on Sale.  Any Taxes resulting from the sale of the Assets by Seller to Purchaser will be the responsibility of Seller.

(e)                                          Transfer Taxes.  All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the sale and transfer by Seller to Purchaser of the Assets (the “Transfer Taxes”), shall be borne fully by Seller.  Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its commercially reasonable efforts to provide such Tax Returns to the other party at least ten (10) days prior to the due date for such Tax Returns.  Seller and Purchaser agree to cooperate with each other in demonstrating that the requirements for exemptions, if any, from such Transfer Taxes have been satisfied.

7.2                               Conduct of Business Prior to Closing.  Seller covenants and agrees that prior to Closing:

(a)                                         Negative Covenants.  Seller covenants and agrees that, during the period from the date of this Agreement to the Closing, Seller shall not, except with the prior written consent of Purchaser which shall not be unreasonably withheld, conditioned or delayed:

(i)                                                                         Sell, lease, dispose of or abandon any of the Properties, or allow any of such Properties to be subjected to any mortgage, pledge, lien, security interest or encumbrance of any kind;

(ii)                                                                      Do any act or omit to do any act, or permit any act or omission to act, which would cause a breach of any Contract or commitment with respect to the Properties or any of them;

(iii)                                                                   Elect not to participate (i.e., go “non-consent”) in any new well, recompletion, rework, sidetrack or other well operation proposed under applicable joint operating agreements or other Contracts with respect to the Properties or any of them;

(iv)                                                                  Except as set forth in Schedule 7.2(a)(iv), enter into any lease, contract, agreement, commitment, arrangement or transaction outside the Ordinary Course of Business consistent with past practice with respect to the Properties or any of them;

(v)                                                                     Enter into an agreement that, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule to this Agreement;

(vi)                                                                  Amend, modify or change in any material respect any existing lease, contract or agreement with respect to the Properties of any of them;

(vii)                                                               Make or change any election, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, if, in each case, such election, adoption, amendment, agreement, settlement or consent relates to the Assets and would have the effect of materially increasing the Tax liability of the Purchaser or its Affiliates with respect to the Assets for any taxable period or portion thereof ending after the Effective Date; or

(viii)                                                            Agree, in writing or otherwise, to effect any of the changes or transactions described in clauses (i) through (vii) above.

(b)                                         Affirmative Covenants.  In addition, Seller shall, throughout the period from the date of this Agreement to Closing;

(i)                                                                         Continue to own, produce, maintain and (where applicable) operate the Assets in the Ordinary Course of Business;

(ii)                                                                      Maintain, or cause to be maintained, the books of account and Property Records relating to the Properties in the Ordinary Course of Business and in accordance with the usual accounting practices of Seller;

(iii)                                                                   Maintain insurance coverage on the Properties in the amounts in force prior to the Effective Date;

(iv)                                                                  Not grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Properties;

(v)                                                                     Use commercially reasonable efforts to maintain in full force and effect all Properties and all permits, licenses, orders, approvals, variances, waivers, franchises, rights and authorizations held by it and issued by any Governmental Authority with respect to the Properties;

(vi)                                                                  Maintain the Properties in compliance with all applicable Environmental Laws and maintain in full force and effect any permits required under applicable Environmental Laws for the operation of the Properties; and

(vii)                                                               Give prompt written notice to Purchaser of any material damage or destruction of any of the Properties or material notice of violation of Applicable Law, including Environmental Laws, or claim, including Environmental Claims, received or made with respect to the Properties.

7.3                               Suspense Accounts.  The parties agree that all suspended royalties and other proceeds which are held by Seller (or by a third-party designee on behalf of Seller) in suspense for third parties attributable to production from the Properties shall be transferred to Purchaser at the Closing.  A complete list of all such suspended royalties and other proceeds is attached as Schedule 7.3.  From and after the Closing, Purchaser shall become responsible for the payment of all suspended revenues to third parties entitled to the same and shall and does hereby hold Seller harmless from and against any loss, liability, cost or expense from and after the Closing (other than those that may be attributed to Seller’s improper placement of such revenues in suspense).

7.4                               Non-Consent Election.  In the event that Seller desires to elect to not participate (non-consent) in any new well, recompletion, rework, sidetrack or other well operation proposed under applicable joint operation agreements or other Contracts with respect to the Properties and Purchaser will not agree to a non-consent election as required by Section 8.2(a)(iii), Seller may make a wellbore assignment of the Property involved to Purchaser in lieu of Seller electing not to participate; provided that Seller shall have solicited and received all necessary consents or waivers with regard to any restrictions applicable to such transfer to Purchaser.

7.5                               Consents and Approvals.

(a)                                         Seller shall use its commercially reasonable efforts to obtain all consents, approvals, orders, authorizations and waivers of, and to effect all declarations, filings and registrations with, all third parties (including Governmental Entities) that are necessary or required to satisfy the conditions to Closing in Section 8.1 and to otherwise consummate the transactions contemplated hereby.  All costs and expenses of obtaining or effecting any and all of the consents, approvals, orders, authorizations, waivers, declarations, filings and registrations referred to in this Section 7.5 shall be borne by Seller.

(b)                                         Should a third party fail to exercise its preferential right to purchase as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 7.5, such Assets shall be included in the transaction at Closing and the following procedures shall be applicable:

(i)                                                                         Seller shall, at its sole expense, continue to use commercially reasonable efforts to obtain the waiver of the preferential rights and shall continue to be responsible for the compliance therewith; and

(ii)                                                                      Should the holder of the preferential right exercise same, (y) Purchaser shall cause the affected Assets to be transferred to such holder on the terms and provisions set out herein and in the applicable preferential right provision and Purchaser shall be entitled to retain the consideration paid by the third party and (z) Seller shall assume all obligations assumed by Purchaser with respect to such Assets under Section 9.3, and shall indemnify, defend and hold harmless Purchaser from any and all claims, obligations, actions, liabilities, damages or expenses incurred by Purchaser caused by or arising out of or resulting from the ownership, use or operation of such Assets from the Closing Date to the date of the reconveyance.

(c)                                          Should any third party bring any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated hereby in connection with a claim to enforce preferential rights, or, in the event the applicable preferential right provision prohibits transfer prior to the waiver or expiration of such right, the Asset affected by such suit, action or other proceeding shall be excluded from the Assets transferred at Closing and the Purchase Price shall be reduced by the Allocated Value of any affected Producing Properties.  Promptly after the suit, action or other proceeding is dismissed or settled or a judgment is rendered, or the right is waived or expires, Seller shall sell to Purchaser and Purchaser shall purchase from Seller all such Assets not being sold to the third party for a purchase price equal to the Allocated Value of the affected Producing Properties, adjusted as provided in Section 2.3.

7.6                               Casualty Loss.  If, after the date of this Agreement but prior to the Closing, all or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, storm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (all of which are herein called “Casualty Loss”), Purchaser may elect on or before Closing: (i) to treat the Casualty Loss as a Title Defect in accordance with Article 6; or (ii) to proceed with the Closing notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Seller shall, at  the Closing, pay to Purchaser all sums paid to Seller by third parties by reason of the destruction, damage or taking of such Properties and shall assign, transfer and set over unto Purchaser or subrogate Purchaser to all of the right, title and interest of Seller in and to any claims against or unpaid proceeds or other payments from third parties arising out of such destruction or taking, including, but not limited to, insurance proceeds.  Prior to Closing, Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss during the aforementioned period without first obtaining the written consent of Purchaser.

7.7                               Confidentiality.  Purchaser and Seller agree not to use or disclose to any Person any Confidential Information.  “Confidential Information” means any information concerning the Assets or the transactions contemplated by this Agreement, except for any such information that (a) is generally available to the public, (b) is published or otherwise becomes generally available to the public through no fault of the disclosing party, any of their Affiliates or any of their Representatives, or (c) becomes available to the disclosing party, any of their Affiliates or any of their Representatives on a non-confidential basis from a source that did not acquire such information (directly or indirectly) from the non-disclosing party, any of their Affiliates or any of their Representatives on a confidential basis.  Notwithstanding the foregoing, Purchaser and Seller may make disclosures required by Applicable Law, court rule or regulation and in connection with disputes hereunder; provided that the disclosing party, to the extent practicable, shall provide the non-disclosing party with prompt notice thereof so that the non-disclosing party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 7.7.  In the event that such protective order or other remedy is not obtained or the non-disclosing party waives compliance with the provisions of this Section 7.7, the disclosing party shall or shall cause the Person required to disclose such confidential information to furnish only that portion of the information that such Person is advised by the non-disclosing party’s counsel is legally required to be disclosed.

7.8                               Non-Competition Agreement.  In the event Seller, any of its Affiliates or any of the Persons who are members of Seller or its Affiliates, either directly or indirectly, acquires any interest in the oil or gas rights to explore for and produce oil or gas in an area of mutual interest with a boundary two (2) miles outside the Properties (as such area is identified in Exhibit C) for a period of one (1) year from the date hereof, insofar and only insofar as any such acquired interest covers the Arkoma Woodford, (the term “interest” as used herein shall include any interest whatsoever in the oil or gas, including but not limited to, royalties, overriding royalties, leases, renewals or extensions of existing leases, farmins, fee interests, etc.), Seller shall notify Purchaser immediately after any such acquisition, giving complete information as to the interests acquired, along with copies of the instrument or instruments by which the interest was acquired, and the consideration to be given or paid.  Purchaser shall have thirty (30) days following receipt of such notice to notify Seller of its desire to acquire all or any party of any such interest by paying Seller (or its Affiliates or any of the Persons who are members of Seller or its Affiliates, as applicable) for its cost to acquire such interest or part thereof.  Thereupon, Seller (or its Affiliates or any of the Persons who are members of Seller or its Affiliates, as applicable) shall immediately assign such interest to Purchaser, without warranty of title, except by, through and under Seller (or its Affiliates or any of the Persons who are members of Seller or its Affiliates, as applicable), in an instrument in form and substance approved by Purchaser in writing, which approval shall not be unreasonably withheld.  Seller and Purchaser agree that this Section 7.8 does not apply to the Excluded Assets (other than the Payne Properties which shall be subject to all the restrictions set forth in this Section 7.8).

7.9                               Imbalances.  Purchaser expressly assumes any and all obligations attributable to Imbalances, to the extent disclosed by Seller, associated with the Producing Properties.  Should Purchaser discover any inaccuracy in Schedule 4.1(o) attributable to the Producing Properties prior to the Effective Date, Purchaser may assert a claim for an adjustment under this Section 7.9 by delivering a written notice to Seller at least two (2) days prior to Closing.  If it is determined that there is an inaccuracy as of the Effective Date in the Imbalances set forth in Schedule 4.1(o), then an adjustment to the Purchase Price, will be made as follows:

(a)                                         Should Seller’s total net Imbalance reflect that the Seller is overproduced, then the Purchase Price shall be reduced by the net change in the total Imbalance times $3.00 per MMBtu; or

(b)                                         Should Seller’s total net Imbalance reflect that the Seller is underproduced, then the Purchase Price shall be increased by the net change in the total Imbalance times $3.00 per MMBtu.

7.10                        Successor Operator.  Seller agrees that as to the Properties that Seller operates, it shall use commercially reasonable efforts to support Purchaser’s efforts to become successor operator (to the extent permitted under any applicable joint operating agreement), effective as of the Closing (at Purchaser’s sole cost and expense), and to designate or appoint by assignment, to the extent legally possible and permitted under the applicable Contracts, Purchaser as successor operator effective as of the Closing.  In furtherance of the foregoing, as soon as reasonably practicable but no later than five (5) days after the date hereof, Seller shall send notices (in form and substance reasonably acceptable to Purchaser) to all participating parties and co-owners of the Properties that Seller or any of its Affiliates currently operate indicating that it is resigning as operator contingent upon and effective at Closing, and nominating and recommending Purchaser (or an Affiliate designated by Purchaser) as successor operator.

7.11                        Tax Matters.

(a)                                         Seller’s Liability for Certain Taxes.  Seller shall be solely liable for, and shall indemnify and hold the Purchaser Indemnitees harmless against, any Taxes, other than Property Costs and sales and excise Taxes (to the extent such sales and excise Taxes are reflected in the adjustment to the Purchase Price following the final adjustment pursuant to Section 2.5), attributable to the direct or indirect ownership or operation of the Assets during any taxable period or portion thereof ending on or prior to the Closing Date, including pursuant to Sections 7.1(d) and 7.1(e).

(b)                                         Allocation of Taxes.  For purposes of this Agreement, in cases where a taxable period begins before and ends after the Closing Date or begins before and ends after the Effective Date, as applicable, the portion of Taxes payable with respect to such taxable period that is attributable to the direct or indirect ownership or operation of the Assets for the portion of the taxable period ending on the Closing Date or Effective Date, as applicable, shall be determined as follows:  (i) in the case of Taxes such as property Taxes, ad valorem Taxes, and similar Taxes imposed on a periodic basis, the portion of any such Tax that is attributable to (or incurred in) the portion of the period ending on the Closing Date (or Effective Date, as applicable) shall be considered to equal the amount of such Taxes for such taxable period, multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period that ends immediately prior to the Closing Date (or Effective Date, as applicable) and the denominator of which is the number of days in the entire taxable period and (ii) in the case of all other Taxes that are imposed on, or are based in whole or in part on, income, gross receipts or operations of Seller or the Purchaser (such as income and franchise Taxes, and sales and use, value added, and goods and services Taxes), the portion of such Taxes which is attributable to (or incurred in) the portion of such taxable period ending on the Closing Date (or Effective Date, as applicable) shall be determined by closing the books of Seller or the Purchaser, as applicable, as of the end of the day immediately preceding the Closing Date (or Effective Date, as applicable).

(c)                                          Cooperation on Tax Matters.  The Purchaser and Seller and their respective Affiliates shall cooperate in the preparation of all Tax Returns for any Tax periods for which any such party could reasonably require the assistance of another such party in obtaining any necessary information.  Such cooperation and information shall include promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Entity responsible for the imposition of Taxes which relate to the Assets.  The Purchaser and Seller and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any documents or information provided hereunder.

(d)                                         Tax Contests.  Notwithstanding anything to the contrary in Article 9, Tax Contests shall be subject to the following provisions.  Seller shall be entitled to manage, conduct and control any Tax audits, examinations, appeals, litigation, or other Tax proceedings involving Taxes relating to the Assets for which Seller is liable under this Section 7.11 or Section 9.2 (each, a “Tax Contest”).  However, to the extent the Purchaser could reasonably be expected to have successor or other liability for the Taxes that are the subject of such Tax Contest, then the parties shall jointly control the Tax Contest.  In any event, any settlement or other disposition of any Tax Contest controlled by one party pursuant to this paragraph, which could result in an increase in any Taxes payable or reimbursable by another party may only be entered into with the written consent of such other party, which consent will not be unreasonably withheld or delayed.

7.12                        Certain Restrictions.

(a)                                         Further Acquisitions.  From the date of this Agreement until the Closing, Seller shall not acquire, either directly or indirectly, any oil, gas or other Hydrocarbon leases or other rights to Hydrocarbons or other minerals in place on the lands described on Exhibit C, or allow any of its Affiliates or any of the Persons who are members of Seller or its Affiliates to do so.

(b)                                         Alternative Transactions.  From the date of this Agreement until the Closing, Seller shall not, and shall not allow any of its Affiliates or any of the Persons who are members of Seller or its Affiliates to, directly or indirectly, (i) engage in, enter into or solicit any discussions, negotiations, proposals, inquiries, offers or agreements with any person with respect to an Alternative Transaction, or (ii) release or disclose any information the purpose or the result of which would be to assist in the preparation of an offer with respect to an Alternative Transaction.  If Seller or any of its Affiliates or any of the Persons who are members of Seller or its Affiliates receive any inquiry, offer or proposal relating to an Alternative Transaction, Seller will promptly notify Purchaser thereof, communicate to Purchaser in reasonable detail the terms of any such indication, request or proposal and provide Purchaser with copies of all written communications relating to any such indication, request or proposal.  Thereafter, Seller shall keep Purchaser promptly informed regarding any further communications relating to such inquiry, offer or proposal.

7.13                        Abandoned Wells.  Seller and Purchaser agree that, at any time on or before April 14, 2014, Purchaser shall have the right to undertake the plugging and abandonment of any of the wells set forth in Schedule 7.13 (each an “Abandoned Well”), in accordance with all applicable requirements of each Governmental Authority having jurisdiction over such wells and at the sole expense of Seller; provided, however, that no such election shall be made in respect of an Abandoned Well which Purchaser has re-entered with the intention of resuming drilling operations.  If Purchaser desires to plug and abandon an Abandoned Well prior to April 14, 2014, it will provide Seller with an authorization for expenditure covering such plugging and abandonment prior to such date.  Seller shall have thirty (30) days from receipt of any such authorization for expenditure to approve the proposed plugging and abandonment, which approval shall not be unreasonably withheld.  If Seller approves such authorization for expenditure, Seller shall promptly reimburse Purchaser for all costs and expenses associated with the plugging and abandoning of the Abandoned Well referenced in such authorization for expenditure.  Seller shall have no liability for the costs of plugging and abandoning any Abandoned Well for which an authorization for expenditure is delivered after April 14, 2014.

ARTICLE 8
CONDITIONS TO CLOSING

8.1                               Conditions to Obligations of Purchaser.  The obligations of Purchaser under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, compliance with which may be waived by Purchaser:

(a)                                         Warranties and Agreement of Seller; Officer’s Certificate.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all respects without regard to materiality (or qualified as to a Material Adverse Effect) at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date; provided, however, that Seller shall be deemed to have satisfied the conditions of this Section 8.1(a) with respect to the accuracy of its representations and warranties so long as the aggregate effect of any breaches of Seller’s representations and warranties would not reasonably be expected to have a Material Adverse Effect; and Seller shall have performed and complied, in all material respects, with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date; and Purchaser shall have received a certificate dated the Closing Date and signed by the President of the Seller to the foregoing effect.

(b)                                         Approval of Documentation.  The form and substance of all certificates, instruments of transfer and other documents required to be delivered to Purchaser hereunder shall be satisfactory to Purchaser and its counsel in all reasonable respects.

(c)                                          Additional Information.  Seller shall have furnished to Purchaser and its counsel such information, certificates and other documents as they shall have reasonably requested for the purpose of enabling them to pass upon the matters referred to in this Section 8.1.

(d)                                         No Suit or Action.  No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit or obtain damages in connection with the consummation of the transactions contemplated by this Agreement.

(e)                                          Prior Actions Completed.  All actions to have been completed by Seller pursuant to this Agreement and the transactions contemplated hereby prior to Closing, including actions under Section 3.2 or Article 7, shall have been completed; and the consummation of the transactions contemplated by the Farmout Acquisition Agreement shall occur contemporaneously with Closing.

(f)                                           Receipt of Documents.  Purchaser shall have also received the certificates, instruments, and documents listed below:

(i)                                                                         The Assignment in the form attached hereto as Exhibit B, duly executed by Seller, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices;

(ii)                                                                      A certificate of non-foreign status in form, date and content reasonably acceptable to Purchaser, executed and delivered by Seller pursuant to Section 1445 of the Code and the regulations promulgated thereunder;

(iii)                                                                   Duly executed copies of all consents to assignment and waivers of preferential purchase rights identified on Schedule 4.1(v);

(iv)                                                                  Written waivers of any maintenance of uniform interest provision or area of mutual interest provision applicable to the Properties as of the Effective Date;

(v)                                                                     Written confirmation that Purchaser or its designee has been designated operator pursuant to each joint operating agreement applicable to the Properties under which Seller or any of its Affiliates served as operator as of the Effective Date;

(vi)                                                                  Recordable release of the Citibank Lien, insofar as it affects the Assets;

(vii)                                                               Fully executed copies of the Amendment between Atoka Midstream LLC and Pablo Energy II, LLC attached hereto as Exhibit D;

(viii)                                                            Written confirmation that the Pontotoc JOA has been terminated; and

(ix)                                                                  All of the Property Records.

8.2                               Conditions to Obligations of Seller.  The obligations of Seller under this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, compliance with which may be waived by Seller:

(a)                                         Warranties and Agreements of Purchaser; Officer’s Certificate.  All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date; and Purchaser shall have performed and complied, in all material respects, with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by it at or prior to the Closing Date; and Seller shall have received a certificate dated the Closing Date and signed by the President or a Vice President of Purchaser to the foregoing effect.

(b)                                         Approval of Documentation.  The form and substance of all certificates and other documents required to be delivered to Seller hereunder shall be satisfactory in all reasonable respects to Seller and its counsel in all reasonable respects.

(c)                                          Additional Information.  Purchaser shall have furnished to Seller and its counsel such information, certificates and other documents as they shall have reasonably requested for the purpose of enabling them to pass upon the matters referred to in this Section 8.2.

(d)                                         No Suit or Action.  No suit, action or other proceedings shall, on the date of Closing, be pending or threatened before any court or Governmental Entity seeking to restrain, prohibit or obtain damages in connection with the consummation of the transactions contemplated by this Agreement by any person other than any Seller or any Affiliate, owner or beneficiary thereof.

ARTICLE 9
POST-CLOSING OBLIGATIONS; SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

9.1                               Receipts.  Except as otherwise provided in this Agreement, any production from or attributable to the Properties (and all products and proceeds attributable thereto) and any other income, proceeds, receipts and credits attributable to the Properties which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 2.5 shall be treated as follows: (a) all production from or attributable to the Properties (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Properties during and after the Adjustment Period shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser, and (b) all production from or attributable to the Properties (and all products and proceeds attributable thereto) and all other income, proceeds, receipts and credits earned with respect to the Properties prior to the Adjustment Period shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit  the same promptly to Seller.

9.2                               Expenses.  Except as otherwise provided in this Agreement, any Property Costs which are not reflected in the adjustments to the Purchase Price following the final adjustment pursuant to Section 2.5 shall be treated as follows: (a) all Property Costs incurred prior to the Adjustment Period shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs incurred during and after the Adjustment Period shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.  Seller is entitled to resolve all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible, provided that Seller shall not agree to any adjustments to previously assessed costs for which Purchaser is liable without the prior written consent of Purchaser, such consent not to be unreasonably withheld.  Seller shall provide Purchaser with a copy of all applicable audit reports and written audit agreements received by Seller and relating to periods for which Purchaser is partially responsible.

9.3                               Assumed Obligations.  Without limiting Purchaser’s rights to indemnity under this Article 9, on the Closing Date Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Properties, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Date, including but not limited to obligations to (i) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations not adjusted under Section 7.9, (ii) pay working interests, royalties, overriding royalties and other interests held in suspense, (iii) properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, drilled on the Properties or otherwise pursuant to the Contracts, (iv) replug any well, wellbore, or previously plugged well on the Properties to the extent required or necessary, (v) dismantle and remove any equipment structures, materials, platforms, flowlines, and property of whatever kind related to or associated with operations and activities conducted on the Properties or otherwise pursuant to the Contracts, (vi) clean up, restore or remediate the premises covered by or related to the Properties in accordance with applicable agreements and Laws, and (vii) perform all obligations applicable to or imposed on the lessee, owner, or operator under any leases covering the Properties and related contracts, or as required by Applicable Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, however, that Purchaser does not assume any obligations or liabilities of Seller (y) to the extent that they are the continuing responsibility of the Seller under Sections 7.1, 7.10, 7.11, 9.1 or 9.2 or matters for which Seller is required to indemnify Purchaser under Sections 7.11 or 9.5 or (z) relating to any Hedging Transaction other than the Purchaser Hedges.

9.4                               Survival.

(a)                                         The representations, warranties and covenants of Seller regarding Taxes (including Sections 4.1(i), 7.1(e) and 7.11) shall each survive the Closing until 90 days following the expiration of the applicable statute of limitations.  The representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(e), 4.1(n) and 4.1(p) (the “Seller Transaction Representations”), and in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(g), shall each survive the Closing without time limit.  The representations and warranties set forth in Section 4.1(j) shall survive the Closing for a period of eighteen (18) months.  The remaining representations and warranties of Seller contained in Article 4 and the representations and warranties of Purchaser contained in Article 5 shall survive until the twelve (12) month anniversary of the Closing Date.  Notwithstanding the foregoing, in no event shall any representation or warranty (or portion thereof, except the special warranty of title set forth in the Assignments) of Seller regarding title to any of the Properties survive the Closing, and for the avoidance of doubt, Purchaser’s sole and exclusive remedy for issues regarding title (including any Title Defect) shall be pursuant to Sections 6.2 and 6.3 and, to the extent applicable, Seller’s special warranty of title set forth in the Assignments.  The period, if any, for which a representation and warranty survives is called a “Survival Period.”  From and after the expiration of a Survival Period, no party hereto shall be under any liability with respect to any representation or warranty to which such Survival Period relates, except with respect to matters as to which notice has been received in accordance with Section 9.1(b).  Each covenant and agreement of the parties hereto contained in this Agreement shall survive the Closing indefinitely unless otherwise stated herein.

(b)                                         No party hereto shall have any indemnification obligation pursuant to this Article 9 or otherwise in respect of any representation, warranty or covenant unless (i) it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought and (ii) with respect to a representation and warranty to which a Survival Period relates, such notice is received on or before the expiration of such Survival Period.  Such notice shall set forth with reasonable specificity (x) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (y) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (z) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

9.5                               Seller’s Indemnification Obligations.  Seller shall, on the date of Closing, agree (and, upon delivery to Purchaser of the Assignments, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article 9, following the Closing, to indemnify and hold Purchaser, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives (collectively, the “Purchaser Indemnitees”) harmless from and against any and all claims, obligations, actions, liabilities, damages or expenses (collectively, “Purchaser’s Losses”) incurred, suffered, paid by or resulting to any of the Purchaser Indemnitees and which results from, arises out of or in connection with, is based upon, or exists by reason of: (a) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (in each case without regard to materiality or any qualification as to Material Adverse Effect), (b) Seller’s non-compliance with Applicable Laws or agreements in respect of the Properties prior to the Closing, (c) all Property Costs incurred prior to the Effective Date (including with regard to joint interest billings by Seller and any participating party’s payments in respect thereof), (d) all costs and expenses incurred by Purchaser associated with the plugging and abandoning of each Abandoned Well pursuant to Section 7.13 or (e) the Excluded Assets; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF PURCHASER, ANY OTHER PURCHASER INDEMNITEE, SELLER OR ANY OTHER PERSON.  Notwithstanding any other provision of this Agreement, (i) the maximum liability of Seller under the indemnity provisions of Article 9 or under any other provisions of this Agreement, in either case for a breach of any representation or warranty other than the Seller Transaction Representations and Section 4.1(i), shall not exceed ten percent (10%) of the Purchase Price and (ii) Seller shall have no liability under the indemnity provisions of this Section 9.5 by reason of any breach of any representation or warranty (other than the Seller Transaction Representations and Section 4.1(i)) until and unless the aggregate amount of the liability for all Purchaser Losses associated therewith exceeds ONE MILLION Dollars ($1,000,000), in which event Seller shall be liable for the amount of all Purchaser Losses, but in no event to exceed ten percent (10%) of the Purchase Price.  Seller agrees that any amounts owing to Purchaser under this Agreement may be set off against and withheld from any amounts owing to Seller in respect of its interest under the Farmout Agreement.

9.6                               Purchaser’s Indemnification Obligations.  Except (a) with respect to the matters for which Seller has provided an express indemnification as set forth in this Article 9, (b) Purchase Price adjustments covered by Article 2 to the extent such adjustments are provided for after Closing, (c) Title Defect adjustments covered by Article 6, and (d) Tax obligations covered by Section 4.1(i) and the covenants set forth in Sections 7.1(e) and 7.11, upon the Closing the Purchaser shall agree (and, upon the delivery by Seller to Purchaser of the Assignments, Purchaser shall be deemed to have agreed) to pay, defend, indemnify, reimburse, and hold harmless Seller, its Affiliates and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives (collectively, the “Seller Indemnitees”) from and against any and all claims, obligations, actions, liabilities, damages or expenses (collectively, “Seller’s Losses”) incurred, suffered, paid by or resulting to any of the Seller Indemnitees and which results from, arises out of or in connection with, is based upon, or exists by reason of:  (i) any breach or default in any representation or warranty set forth in this Agreement or in the performance by the Purchaser of any covenant or obligation set forth in this Agreement; and (ii) all of the Assumed Obligations; REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER, ANY OTHER SELLER INDEMNITEE, PURCHASER OR ANY OTHER PERSON.

9.7                               Net Amounts.  Any amounts recoverable by any party pursuant to this Article 9 with respect to any Purchaser’s Loss or Seller’s Loss, as the case may be, shall be decreased by insurance proceeds relating to such Purchaser’s Loss or Seller’s Loss, as the case may be, paid to such Indemnified Party by any person (other than any Affiliate of such Indemnified Party) not a party to this Agreement.

9.8                               Tax Treatment.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of any state, local or foreign law).

9.9                               Indemnification Proceedings.  In the event that any claim or demand for which a party hereto (an “Indemnifying Party”), would be liable to the other party hereto under Article 9 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article 9, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have thirty (30) days from receipt of the above notice from the Indemnified Party (in this Section 9.10, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

9.10                        Indemnification Exclusive Remedy.  Except as expressly set forth herein, indemnification pursuant to the provisions of this Article 9 shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

9.11                        Limited to Actual Damages.  The indemnification obligations of the parties hereto pursuant to this Article 9 shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive, or exemplary damages, provided that any incidental, consequential, indirect, punitive, or exemplary damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article 9 shall be included in the damages recoverable under such indemnity.

9.12                        Indemnification Despite Negligence.  IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS ARTICLE 9 SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL DAMAGES AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE 9, NOTWITHSTANDING THAT ANY SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING THE OTHER PARTIES TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT.  THE PARTIES HERETO ACKNOWLEDGE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

9.13                        Limited Survivability.  Any action by either party hereto to enforce any indemnification obligation of the other party must be commenced within thirty (30) days following the expiration of the applicable Survival Period for such representation, warranty or covenant.

ARTICLE 10
DISPUTES

10.1                        Dispute Resolution.  Subject to the provisions of Section 10.5, and excepting disputes arising out of a failure to close, which shall be governed by Section 3.3, any dispute arising out of or relating to this Agreement, including, but not limited to, claims for indemnification pursuant to Article 9, shall be resolved in accordance with the procedures specified in this Article 10, which shall be sole and exclusive procedures for the resolution of any such disputes.

10.2                        Negotiation between Executives.  The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives of Seller and executives of Purchaser.  Any party may give the other party written notice of any dispute not resolved in the normal course of business.  Within fifteen (15) days after delivery of the notice, the receiving party shall submit to the other a written response.  The notice and response shall include (a) a statement of each party’s position, and (b) the name and title of the executive who will represent the party during negotiations.  Within thirty (30) days after delivery of the disputing party’s notice, the representatives of Seller and Purchaser shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute.  All reasonable requests for information made by one party to the other will be honored.  If the matter has not been resolved by these persons within sixty (60) days of the disputing party’s notice, or if the parties fail to meet within thirty (30) days, either party may initiate mediation as provided hereinafter.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

10.3                        Mediation.  If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model procedure for Mediation of Business Disputes.  The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.

10.4                        Litigation.  If the dispute has not been resolved by non-binding means as provided herein within ninety (90) days of the initiation of such procedure, either party may initiate litigation (upon thirty (30) days written notice to the other party); provided, however, that if one party has requested the other to participate in a non-binding procedure and the other has failed to participate, the requesting party may initiate litigation before expiration of the above period.

10.5                        Choice of Forum and Venue.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  The Seller and the Purchaser further agree that any dispute arising out of this Agreement may be decided by either the state or federal court sitting in Tarrant County, Texas.  The Seller and the Purchaser shall each submit to the jurisdiction of those courts and agree that service of process by certified mail, return receipt requested, shall be sufficient to confer said courts with in personam jurisdiction.

10.6                        Waiver of Jury Trial.  IN THE EVENT THAT ANY DISPUTE SHALL ARISE BETWEEN THE PARTIES HERETO, AND LITIGATION ENSUES, WITH RESPECT TO

ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

10.7                        Provisional Remedies.  The procedures specified in this Article 10 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that either party, without prejudice to the above procedures, may file a complaint (for statute of limitations or venue reasons) or to seek preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo.  Despite such action the parties will continue to participate in good faith in the procedures specified in this Article 10.

10.8                        Tolling Statute of Limitations.  All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article 10 are pending.  The parties will take such action, if any required to effectuate such tolling.

10.9                        Performance to Continue.  Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

10.10                 Exclusive Remedies In Failure to Close.  The remedies set forth in Section 3.3 are the exclusive remedies of either Purchaser or Seller if the other fails to close this transaction.

ARTICLE 11
TERMINATION, AMENDMENT AND WAIVER

11.1                        Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)                                         By mutual written consent of the parties;

(b)                                         By either Seller or Purchaser, if:

(i)                                                                         The Closing shall not have occurred on or before the Termination Date, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)                                                                      There shall be any statute, rule, or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c)                                          By Seller or Purchaser, if the aggregate amount of the Title Defect Amounts and Environmental Defects, in each case attributable to the Producing Properties, exceeds twenty percent (20%) of the aggregate Allocated Value of the Producing Properties;

(d)                                         By Seller, if (i) there shall be a material breach of any representation and warranty of Purchaser contained in Article 5, or (ii) there shall be a material breach by Purchaser of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured within ten (10) days after written notice thereof from Seller to Purchaser; or

(e)                                          By Purchaser, if (i) there shall be a material breach of any representation and warranty of Seller contained in Article 4, or (ii) there shall be a material breach by Seller of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured within ten (10) days after written notice thereof from Purchaser to Seller.

(f)                                           This Section 11.1 shall not affect in any manner the right of any party to seek remedies pursuant to Section 3.3.

11.2                        Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1 by the Seller on the one hand, or the Purchaser, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article 11, in Sections 1.2, 3.3, 5.1(h), 6.7 and 7.7 and in Article 12 (other than Section 12.2) shall survive the termination hereof.  Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

11.3                        Amendment.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

11.4                        Waiver.  Seller on the one hand, or Purchaser, on the other, may:  (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE 12
MISCELLANEOUS

12.1                        Expenses.  Except as otherwise provided in this Agreement, each party hereto shall pay all expenses and disbursements incurred by it, its officers, employees and representatives, in connection with this Agreement and the performance of its obligations hereunder.

12.2                        Further Assurances.  Seller will from time to time upon the request of Purchaser, execute and deliver to or upon the order of Purchaser such further instruments and take such other action as Purchaser may reasonably request, in order to more effectively convey, assign, transfer and deliver, or place Purchaser in possession and control of, the Assets or to enable Purchaser to exercise and enjoy all rights and benefits with respect thereto.

12.3                        Binding Agreement; Assignment; Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that any assignment of this Agreement by any party hereto without the written consent of the other parties shall be void.  Notwithstanding the foregoing, the rights and obligations of Purchaser hereunder may be assigned to or performed by any other entity owned or controlled by Purchaser or its members, without the written consent of Seller provided that such assignment shall not relieve Purchaser of its obligations hereunder.  Except as provided herein, nothing in this Agreement, express or implied, is intended or shall be construed to give to any Person other than the parties hereto any right, remedy or claim under or by reason of this Agreement.

12.4                        Notices.  All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by first-class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by facsimile transmission, to the parties at the following addresses (or at such other address as shall be specified by the parties by like notice):

If to Seller:

Southridge Energy, LLC

Jerry Steed

President

P.O. Box 3050

Amarillo, TX  79106

Facsimile:  (806) 371-4767

With copies to (which shall not constitute notice):

Jeffrey G. Shrader and

Michelle L. Sibley

Sprouse Shrader Smith P.C.

701 S. Taylor, Suite 500 (79101)

P. O. Box 15008

Amarillo, Texas  79105

Facsimile:  (806) 373-3454

If to Purchaser:

Jones Energy, Ltd.

Jonny Jones and Jody Crook

807 Las Cimas Boulevard, Suite 350

Austin, Texas  78746

Facsimile:  (512) 328-5394

With a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

Mike Bengtson

98 San Jacinto Boulevard, Suite 1500

Austin, Texas  78701

Facsimile:  (512) 322-8349

12.5                        Publicity.  All notices to third parties and other publicity concerning the transaction contemplated by this Agreement shall be jointly planned and coordinated by and between Seller and Purchaser.  No party hereto shall act unilaterally in this regard without the prior written approval of the others; provided, however, that such approval shall not be unreasonably withheld.

12.6                        Exhibits and Schedules.  All exhibits and schedules referred to in this Agreement are attached hereto, incorporated herein and made an integral part hereof.

12.7                        Entire Agreement; Amendments; Waivers.  This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, representations and understandings of such parties.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

12.8                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Purchaser.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

12.9                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

12.10                 Mutual Waiver of Certain Remedies.  EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY HERETO SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION WHATSOEVER, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, OR OTHERWISE, WHICH ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.

12.11                 Preparation of Agreement.  Each party hereto has participated in the preparation of this Agreement.  This Agreement was subject to revision and modification by both parties hereto and has been accepted and approved as the final form by each party’s counsel.  Accordingly, any uncertainty or ambiguity existing in this Agreement shall not be interpreted against any party as a result of the manner of the preparation of this Agreement.

Signatures to follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on their behalf as of the day and year first above written.

“Purchaser”

JONES ENERGY HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Jon R. Jones, Jr.
Name:	Jon R. Jones, Jr.
Title:	Chief Executive Officer

“Seller”

SOUTHRIDGE ENERGY, LLC,
a Texas limited liability company

By:	/s/ Jerry Steed
Jerry Steed, President